EXHIBIT 2.1

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STOCK PURCHASE AGREEMENT
by and among
FORTEGRA FINANCIAL CORPORATION,
LOTS INTERMEDIATE CO.,
BLISS AND GLENNON, INC.,
eREINSURE.COM, INC.
and
AmWINS HOLDINGS, LLC.

As of December 2, 2013

TABLE OF CONTENTS

ARTICLE I	THE TRANSACTION	1
1.1.	Purchase and Sale of Purchased Stock	1
1.2.	Closing Date	1
1.3.	Deliveries at the Closing	1
1.4.	Purchase Price Adjustments	2
ARTICLE II	REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES	4
2.1.	Organization of the Target Companies	4
2.2.	Capitalization of the Target Companies	4
2.3.	Authority of the Companies; Non-contravention	5
2.4.	Absence of Certain Changes or Events	5
2.5.	No Undisclosed Liabilities	8
2.6.	Litigation; Orders	8
2.7.	Compliance with Laws; Permits	8
2.8.	Contracts	10
2.9.	Real Property	12
2.10.	Environmental Matters	13
2.11.	Labor Relations	14
2.12.	Taxes	15
2.13.	Pensions, Employee Welfare and Benefit Plans	17
2.14.	Brokers, Finders, Etc.	19
2.15.	Transactions with Affiliates	19
2.16.	Financial Statements	19
2.17.	Certain Payments	19
2.18.	Books and Records	19
2.19.	Subsidiaries	20
2.20.	Accounts Receivable	20
2.21.	Fiduciary Funds	20
2.22.	Proprietary Rights	20
2.23.	Insurance	23
2.24.	Bank Accounts	24
2.25.	Assets	24
2.26.	Business Relationships	24
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES	25
3.1.	Authority of the Seller Parties; Non-contravention	25
3.2.	Ownership of Purchased Stock	26
3.3.	Litigation; Orders	26
3.4.	Brokers, Finders, etc	26
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER	27

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4.1.	Organization of the Buyer	27
4.2.	Authority of the Buyer; Non-contravention	27
4.3.	Litigation; Orders	28
4.4.	Brokers, Finders, etc	28
4.5.	Investment Intent	28
4.6.	Financial Capability	28
4.7.	Due Diligence Investigation	28
ARTICLE V	ADDITIONAL COVENANTS	29
5.1.	Investigation of the Companies by the Buyer	29
5.2.	Commercially Reasonable Efforts; Obtaining Consents	30
5.3.	Antitrust	30
5.4.	Operations Prior to the Closing Date	31
5.5.	No Public Announcement	31
5.6.	[Intentionally Omitted]	32
5.7.	Employee Benefits	32
5.8.	Resignations of Officers and Directors	32
5.9.	Employment Matters; Restricted Equity Awards	32
5.10.	Seller Marks	33
5.11.	Certain Tax Matters	33
5.12.	Transition Services Agreement	36
5.13.	South Bay Premium Financing	36
5.14.	Guarantees	36
5.15.	Confidentiality	36
5.16.	Books and Records	37
5.17.	No other Discussions	37
5.18.	Noncompetition	38
5.19.	Subsequent Audits	39
5.20.	E&O Claims	39
ARTICLE VI	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER	39
6.1.	No Misrepresentation or Breach of Covenants and Warranties	40
6.2.	No Order	40
6.3.	No Law	40
6.4.	HSR	40
6.5.	Payoff of Debt; Release of Liens	40
6.6.	Employment Agreements	40
6.7.	Other Documents	41
ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANIES AND THE SELLER	41
7.1.	No Misrepresentation or Breach of Covenants and Warranties	41
7.2.	No Order	42
7.3.	No Law	42

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7.4.	HSR	42
ARTICLE VIII	TERMINATION	42
8.1.	Termination	42
8.2.	Procedure and Effect of Termination	43
ARTICLE IX	INDEMNIFICATION	43
9.1.	Survival	43
9.2.	Indemnification by Seller Parties	45
9.3.	Indemnification by Buyer	48
9.4.	Defense of Third-Party Claims	48
9.5.	Exclusive Remedy	50
9.6.	Release of Target Companies	50
9.7.	Materiality Scrape	51
9.8.	Treatment of Indemnity Payments for Tax Purposes	51
ARTICLE X	GENERAL PROVISIONS	51
10.1.	Notices	51
10.2.	Expenses	52
10.3.	Partial Invalidity	53
10.4.	Execution in Counterparts	53
10.5.	Electronic Delivery	53
10.6.	Governing Law	53
10.7.	Assignment; Successors and Assigns	53
10.8.	No Third Party Beneficiaries	54
10.9.	Descriptive Headings	54
10.10.	Schedules and Exhibits	54
10.11.	No Implied Representation	54
10.12.	Construction of Certain Provisions	54
10.13.	Interpretation	54
10.14.	Reasonable Consent Required	55
10.15.	Entire Agreement; Amendments	55
10.16.	Waivers	55
10.17.	Consent to Jurisdiction	55
10.18.	Enforcement	56
ARTICLE XI	DEFINITIONS	56
SCHEDULES AND EXHIBITS

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of December 2, 2013, by and among FORTEGRA FINANCIAL CORPORATION, a Delaware corporation (“Fortegra”); LOTS INTERMEDIATE CO., a Delaware corporation (the “Seller” and, together with Fortegra, the “Seller Parties”); BLISS AND GLENNON, INC., a California corporation (“B&G”); eREINSURE.COM, INC., a Delaware corporation (“eReinsure”; each of B&G and eReinsure are also referred to herein as a “Company” and, collectively, as the “Companies”); and AMWINS HOLDINGS, LLC, a Delaware limited liability company (the “Buyer”).
W I T N E S S E T H
WHEREAS, the Seller is the owner of all of the issued and outstanding shares of the capital stock of the Companies (the “Purchased Stock”);
WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Purchased Stock, all on the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Companies, the Seller Parties and the Buyer hereby agree as follows:
ARTICLE I
THE TRANSACTION
1.1.    Purchase and Sale of Purchased Stock. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, all of the Purchased Stock, free and clear of all Encumbrances. As consideration for the Purchased Stock, the Buyer shall pay to the Seller an amount equal to Eighty Three Million Five Hundred Thousand Dollars ($83,500,000) (the “Purchase Price”), subject to adjustment as contemplated by Section 1.4.
1.2.    Closing Date. Subject to the terms and conditions hereof, the consummation of the transactions provided for in Section 1.1 (the “Closing”) shall take place on December 31, 2013 subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to satisfaction or waiver of those conditions) (or, if such conditions are not satisfied by December 31, 2013, on the second Business Day following the satisfaction or waiver of the conditions set forth in Articles VI and VII), at 10:00 a.m., Atlanta, Georgia time, at the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street NE, Suite 2800, Atlanta, Georgia 30309, or at such other date, time or place as agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3.    Deliveries at the Closing. At the Closing, subject to the terms and conditions hereof, each Party hereto shall deliver to the appropriate parties hereto each of the documents, certificates, instruments or evidences of satisfaction of conditions required to be delivered by such Party as a condition to Closing pursuant to Articles VI and VII hereof (including officers’ certificates and receipts), each to be in the form attached hereto or as otherwise agreed by the Parties. In addition, at the Closing, the Buyer shall pay to the Seller, in accordance herewith, the Purchase Price for all of the Purchased Stock. All payments shall be made on the Closing Date by wire transfer of immediately available funds to the account(s) to be designated by the Seller in writing and provided to the Buyer at least one (1) day prior to the Closing Date. All transactions shall occur simultaneously at the Closing. If the Closing does not occur, all payments (if any) shall be repaid, all certificates shall be returned to the Person possessing such certificates on the Closing Date, and the transactions shall be deemed not to have occurred.
1.4.    Purchase Price Adjustments. The Purchase Price shall be subject to adjustment, and payments in respect thereof shall be made in accordance with this Section 1.4.
(a)    At least five (5) business days prior to the Closing, the Fortegra Parties shall cause to be prepared and delivered to the Buyer a consolidated balance sheet of the Target Companies as of the Closing (the “Draft Closing Balance Sheet”), which shall be prepared in accordance with GAAP (except for the exclusion of other financial statements and the notes required by GAAP) and, based thereon, a schedule (together with the Draft Closing Balance Sheet, the “Draft Closing Schedule”) setting forth the Working Capital (the “Estimated Working Capital”) and the Long-Term Debt (after giving effect to any Long-Term Debt being paid at Closing) (the “Estimated Long-Term Debt”) of the Target Companies as of the Closing, in all cases as reasonably estimated by the Fortegra Parties in good faith based upon the books and records of the Target Companies and applying the terms of this Agreement. The Fortegra Parties shall cooperate with the Buyer with respect to requests for information necessary to review and verify the amounts reflected in the Draft Closing Schedule, including reasonable access to employees, financial and other records of the Target Companies, and all other information related to or affecting such calculation.
(b)    Subject to the terms of this Agreement, at the Closing, and in accordance with the Draft Closing Schedule, the Purchase Price shall be: (i) decreased on a dollar-for-dollar basis by the amount that the Estimated Working Capital is less than the Working Capital Target, if the Estimated Working Capital is less than the Working Capital Target, and by the amount of the Estimated Long-Term Debt or (ii) increased on a dollar-for-dollar basis by the amount that the Estimated Working Capital is greater than the Working Capital Target, if the Estimated Working Capital is greater than the Working Capital Target.
(c)    Within ninety (90) days following the Closing, the Buyer shall cause to be prepared and delivered to the Seller a consolidated balance sheet of the Target Companies as of the Closing (the “Final Closing Balance Sheet”), which shall be prepared in accordance with GAAP (except for the exclusion of other financial statements and the notes required by GAAP) and, based thereon, a schedule (together with the Final Closing Balance Sheet, the “Final Closing Schedule”) setting forth the Working Capital (the “Final Working Capital”) and the Long-Term Debt (after giving effect to any Long-Term Debt being paid at Closing) (the “Final Long-Term Debt”) as of the Closing. The Seller shall have thirty (30) days after receipt of the

Final Closing Schedule (the “Review Period”) to review the Final Working Capital and Final Long-Term Debt and to notify the Buyer in writing of a dispute with the Final Closing Schedule. If the Seller does not notify the Buyer in writing on or prior to the expiration of the Review Period of its disagreement with the Final Closing Schedule, the Final Closing Schedule shall be final and binding on all parties. For purposes of the Seller’s review of the Buyer’s calculations, the Buyer shall, and the Buyer shall cause the Companies to, cooperate with the Seller with respect to requests for information necessary to review and verify the amounts reflected in the Final Closing Schedule, including reasonable access to employees, financial and other records of the Target Companies, and all other information related to or affecting such calculation. If (i) the Seller accepts the Final Closing Schedule by delivery of written notice of such acceptance to the Buyer or (ii) the Seller fails to timely deliver any objection thereto (in which case it shall be deemed to have accepted the Final Closing Schedule as prepared by the Buyer), then, to reflect a final adjustment to the Purchase Price: (x) if the amount (the “Estimated Amount”) of the Estimated Working Capital less the Estimated Long-Term Debt is greater than the amount (the “Final Amount”) of the Final Working Capital less the Final Long-Term Debt, then the Seller shall pay to the Buyer an amount equal to the difference between the Estimated Amount and the Final Amount, or (y) if the Estimated Amount is less than the Final Amount, then the Buyer shall pay to the Seller an amount equal to the difference between the Estimated Amount and the Final Amount. In either case, such amounts shall become due and payable by the applicable party no later than ten (10) business days after acceptance of the Final Closing Schedule by the Seller or the end of the Review Period, as the case may be.
(d)    If the Seller disputes the Final Closing Schedule by providing timely written notice of such dispute (a “Notice of Disagreement”) prior to the expiration of the Review Period, then the Seller and the Buyer shall use Commercially Reasonable Efforts to resolve and finally determine the amount of the Final Working Capital and Final Long-Term Debt. The Notice of Disagreement delivered by the Seller shall set forth in reasonable detail the basis for the dispute described in the Notice of Disagreement. If the Seller and the Buyer are unable to resolve the disagreement within thirty (30) days following the delivery of the Notice of Disagreement, then the Seller and the Buyer shall retain KPMG LLP (the “Independent Accountant”) to resolve the disagreement and make a determination with respect thereto. The Independent Accountant will be retained under a retention letter executed by the Seller and the Buyer that specifies that the determination of the Independent Accountant shall be made, and written notice thereof given to the Seller and the Buyer, within thirty (30) days following the date of the retention letter, and that the determination by the Independent Accountant shall be final, binding and conclusive upon the Seller and the Buyer. The scope of the Independent Accountant’s engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Final Working Capital and Final Long-Term Debt in light of such resolution. If an Independent Accountant is engaged pursuant to this Section 1.4(d), the fees and expenses of the Independent Accountant shall be allocated to the Seller in the same proportion as the aggregate financial amount of disputed matters so submitted to the Independent Accountant that is unsuccessfully disputed by the Seller (as finally determined by the Independent Accountant) bears to the total financial amount of all such disputed items so submitted, and the balance shall be paid by the Buyer. Within ten (10) business days after delivery of a notice of determination by the Independent Accountant as described above, any payment required by Section 1.4(c) hereof shall be made based on such determination.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
REGARDING THE TARGET COMPANIES
The Seller Parties, jointly and severally, represent and warrant to the Buyer as follows:
2.1.    Organization of the Target Companies. Each Target Company is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its respective jurisdiction of incorporation. Each Target Company has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Each Target Company is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
2.2.    Capitalization of the Target Companies.
(a)    The authorized capitalization of B&G consists of 50,000 shares of Common Stock, no par value (“B&G Stock”), of which 1,000 shares are issued and outstanding (the “B&G Shares”). The authorized capitalization of eReinsure consists of 1,000 shares of Common Stock, par value $0.01 per share (“eReinsure Stock”), of which 100 shares are issued and outstanding (the “eReinsure Shares”). The Purchased Stock consists entirely of the B&G Shares and the eReinsure Shares. The B&G Shares and the eReinsure Shares are registered solely in the Seller’s name upon the books and records of B&G and eReinsure, respectively. All of the shares of the Purchased Stock have been duly authorized and validly issued and are fully paid and nonassessable.
(b)    The authorized capitalization of each Target Company other than the Companies is set forth on the Disclosure Schedule delivered by the Fortegra Parties (the “Seller Disclosure Schedule”). The Companies own 100% of the outstanding equity of (or other ownership interests in) each other Target Company, free and clear of all Encumbrances other than Permitted Encumbrances, and no other Person has an equity or other ownership interest (or right to acquire any such equity or ownership interest) in such Target Company. All such equity or other ownership interest has been duly authorized and validly issued and is fully paid and nonassessable.
(c)    There are no contracts, arrangements, proxies or understandings that restrict or otherwise affect the voting or transfer of any outstanding equity or ownership interests in any of the Target Companies, including the Purchased Stock.
(d)    There are no agreements, arrangements, calls, rights, options, warrants, convertible or exchangeable instruments, commitments, or employee benefit plans or other equity-related commitments or understandings of any character to which: (i) any Target Company may be obligated to issue, sell, purchase, return or redeem any equity or ownership interests in such Target Company, and there are no equity or other ownership interests of any Target Company reserved for issuance for any purpose; or (ii) the Seller would be required to issue, sell or otherwise assign any shares of Purchased Stock.

2.3.    Authority of the Companies; Non-contravention.
(a)    Each Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each Company have been duly authorized by all requisite corporate action on the part of such Company. This Agreement has been duly executed and delivered by each Company and, assuming the due authorization, execution and delivery of this Agreement by the Buyer, constitutes the valid and binding obligation of such Company enforceable against such Company in accordance with its terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles.
(b)    Except as set forth in the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by each Company, nor the consummation of any of the transactions contemplated hereby by each Company, nor the performance in accordance with the provisions hereof by each Company will:
(i)    violate any provision of any Target Company’s Charter or bylaws (or similar organizational or governing documents);
(ii)    violate or conflict with, or constitute a default or a breach under or result in the acceleration or termination of (or entitle any Person to accelerate or terminate) any obligation under, or entitle any Person to declare a default under, any note, mortgage, indenture, deed of trust, lease, Contract, agreement, undertaking, license or other instrument to which any Target Company is a party or any order, award, writ, decree, judgment or ruling to which any Target Company is subject or to which any of the property of any Target Company is bound or result in the creation of any Encumbrance upon any of the assets of any Target Company or the loss of any license or other contractual right with respect thereto under any of the foregoing;
(iii)    contravene in any material respect any law, rule or regulation applicable to any Target Company or any of its assets, or constitute an event permitting modification, amendment or termination of a Governmental Permit, order, arbitration award, judgment or decree to which any Target Company is a party or by which it or any of its properties is bound; or
(iv)    require the approval, consent, authorization, permit, license or act of, or the making by any Target Company or any other Person of any declaration, filing or registration with, any Person or Governmental Authority (other than the applicable requirements of the HSR Act or similar state antitrust statutes).
2.4.    Absence of Certain Changes or Events. Since June 30, 2013, except as set forth in the Seller Disclosure Schedule, (1) each Target Company has operated its businesses only in the ordinary course consistent with past practices, (1) no event, occurrence, development or condition has occurred which has had or would reasonably be expected to have a Material Adverse Effect, and (c) no Target Company has:
(i)    changed its authorized, issued or outstanding capital stock or other equity interest, including without limitation by (A) recapitalization, reclassification or other similar change, (B) issuing or agreeing to issue (by issuing or granting options, warrants or rights to purchase or otherwise), transferring, selling or delivering any equity securities of such Target Company or any securities exchangeable for or convertible into such equity securities or (C) redeeming, purchasing or otherwise acquiring for any consideration any outstanding Purchased Stock;
(ii)    amended or modified its Charter or bylaws (or comparable organizational or governing documents)
(iii)    declared, set aside, established a record date for, or paid a non-cash dividend or other non-cash distribution in respect of any capital stock or equity interests or otherwise;
(iv)    incurred any indebtedness for borrowed money which exceeds $250,000 (individually or in the aggregate), made or committed to make any Capital Expenditure which exceeds $250,000 (individually or in the aggregate), or incurred any Encumbrances upon the assets of any of the Target Companies, other than Permitted Encumbrances;
(v)    increased in the level of compensation payable to any of its directors, officers, managers or employees (whether as salary, bonus (regular or special) or otherwise), by an amount in excess of $25,000 for any individual director, officer, manager or employee or $100,000 in the aggregate for all such directors, officers, managers or employees, and in each case excluding the effect of the increase in August 2013 in base compensation payable to the directors, officers, managers and employees of the Target Companies that amounted to no more than $200,000 in the aggregate;
(vi)    entered into any employment, severance, change-in-control, retention or similar contract with any of its directors, officers, managers or employees, or made a loan to any such director, officer, manager or employee;
(vii)    hired any employee whose annual compensation (salary and bonus) exceeds or would reasonably be expected to exceed $250,000;
(viii)    adopted, amended or increased the payments or benefits under any Plan for or with any employees of a Target Company, except to the extent that any such action would not result in an obligation or liability of a Target Company following the Closing;
(ix)    lost or terminated, or suffered a material adverse change in, the business relationship (A) with any Person that accounted for, directly or indirectly, revenues in excess of five percent (5%) of any Target Company’s revenues in the year ended December 31, 2012, of that could be reasonably expected to account for more than five percent (5%) of the revenues of any Target Company for the year ending December 31, 2013 or (B) with respect to eReinsure, with any Person identified in Section 2.4(c)(ix)(B) of the Seller Disclosure Schedule (the “eReinsure Business Partners”);
(x)    terminated any Key Employee or received notice that any Key Employee has terminated or determined to terminate his or her employment with such Target Company;
(xi)    sold, leased, licensed or otherwise disposed, or acquired, any material assets or properties outside of the ordinary course of business consistent with past practices, or made one or more investments in any Person in excess of $500,000 (individually or in the aggregate) or acquired from any Person any business, team of brokers or a material amount of assets;
(xii)    (1) entered into any merger or statutory consolidation, or (2) entered into one or more business combinations with any Person involving aggregate consideration in excess of $500,000 (individually or in the aggregate);
(xiii)    entered into any Contract (not described in Section 2.8 of the Seller Disclosure Schedule) that would be a Material Contract if in effect as of the date hereof, terminated, amended or modified any Material Contract (including any Contract described in Section 2.8 of the Seller Disclosure Schedule) or Governmental Permit, or received written notice that any Person or Governmental Authority has terminated or determined to terminate any such Material Contract (including any Contract described in Section 2.8 of the Seller Disclosure Schedule) or Governmental Permit;
(xiv)    canceled or compromised any material indebtedness or claim or waived or released any material right of the Target Companies or permitted such right to lapse;
(xv)    allowed any insurance policy insuring the business, assets or operations of any of the Target Companies to expire, lapse or be terminated, except as replaced by a substantially similar policy;
(xvi)    entered into a transaction with any Affiliate of a Target Company;
(xvii)    changed any accounting methods used by a Target Company, except as required by GAAP;
(xviii)    altered in any material respect its practices and policies relating to the payment and collection, as the case may be, of accounts payable and accounts receivable; or

(xix)    entered into an agreement or commitment, whether oral or in writing, to do any of the foregoing.
2.5.    No Undisclosed Liabilities. No Target Company has any claims, obligations, liabilities or Indebtedness (“Liabilities”) (regardless of whether such Liabilities would be required to be accrued or reflected on a balance sheet prepared in accordance with GAAP, and regardless of whether such Liabilities are disclosed in the Seller Disclosure Schedule (other than Section 2.5)), and no acts, omissions or occurrences have occurred that could result in any such Liabilities, except (a) as set forth in Section 2.5 of the Seller Disclosure Schedule, (b) as and to the extent accrued or fully reserved against in the Financial Statements, (c) for accounts payable and accrued expenses incurred in the ordinary course of business consistent with past practices after the date of the balance sheet included in the Interim Financial Statements that, if outstanding as of the Closing, will be set forth on the Closing Balance Sheet and (d) for future obligations arising after Closing pursuant to any Material Contract and under other Contracts entered into in the ordinary course of business in accordance with this Agreement which are not required to be listed in the Seller Disclosure Schedule.
2.6.    Litigation; Orders. Except as set forth in the Seller Disclosure Schedule, there are no lawsuits, actions, arbitrations, administrative or other proceedings or governmental investigations (whether civil, criminal, administrative, investigative or informal) pending or, to the knowledge of the Fortegra Parties, threatened against any Target Company or any if its properties, assets, operations or businesses, or that challenge or could be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the transactions contemplated by this Agreement. Except as set forth in the Seller Disclosure Schedule, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards rendered by a Governmental Authority against any Target Company or any of its assets, properties or businesses or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement. To the knowledge of the Fortegra Parties, (i) no officer or employee of any Target Company is subject to any order, injunction, decree, stipulation or award rendered by a Governmental Authority that prohibits such person from performing the essential functions of his or her employment with the Target Companies, and (ii) there are no pending or threatened lawsuits, actions, arbitrations, administrative or other proceedings or governmental investigations involving any such officer or employee and a former employer of such officer or employee that seek to prohibit such officer or employee from engaging in such activity or that otherwise allege a violation by such employee of his or her restrictive agreements (including confidentiality obligations) with such former employer.
2.7.    Compliance with Laws; Permits.
(a)    Except as set forth in the Seller Disclosure Schedule, since January 1, 2012, each Target Company: (i) has been (and currently is) in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees (other than those related to Taxes, which are addressed in Section 2.12); (ii) has held, owned or possessed (and currently holds, owns or possesses) all material governmental, regulatory and other filings, licenses, permits, approvals, registrations, consents, franchises and concessions, as are or were necessary for the ownership of the property and conduct of the business of such Target Company as conducted during such time (other than those related to Taxes, which are addressed in Section 2.12) (collectively, “Governmental Permits”); (iii) has been (and currently is) in compliance in all material respects with its obligations under, and has not violated the terms of, such Governmental Permits; and (iv) to the knowledge of the Fortegra Parties, has not been (and currently is not) liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for a failure to fully comply with any applicable law, Governmental Permit or Producer Permit (as defined below). Except as set forth in the Seller Disclosure Schedule, during the last three (3) years, none of the Governmental Permits has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such Governmental Permit has been received by the Target Companies.
(b)    Except as set forth in the Seller Disclosure Schedule, since January 1, 2012: (i) each officer, employee, independent contractor and other Person employed, supervised or controlled by B&G, or whom B&G has a responsibility to supervise or control under applicable law or contract, who since January 1, 2012 has marketed, sold, negotiated, serviced, administered, managed, provided advice with respect to, underwritten or otherwise transacted (“Transacted”) business for B&G (each a “Producer”) held (and currently holds) all required licenses or registrations (for the type of business Transacted by such Producer), in each case in the particular jurisdiction in which such Producer Transacted such business (collectively, the “Producer Permits”); (ii) to the knowledge of the Fortegra Parties, all Producers have complied in all material respects with all applicable laws in connection with marketing or sale of products for B&G; (iii) to the knowledge of the Fortegra Parties, there have been no instances of Producers having breached the material terms of agency, broker or other similar contracts; and (iv) all compensation paid to each such Producer was paid in all material respects in accordance with applicable law.
(c)    A complete and accurate list of all material Governmental Permits and the Producer Permits is set forth in the Seller Disclosure Schedule.
(d)    Except as set forth in the Seller Disclosure Schedule, since January 1, 2012, each Producer who was required by reason of the nature of his or her employment by or relationship to B&G to be registered or licensed with the insurance department of any state, self-regulatory body or Governmental Authority was duly registered as such and such registration is in full force and effect in all respects. Since January 1, 2012, to the knowledge of the Fortegra Parties, each Producer who was required by reason of the nature of his or her employment by or relationship to B&G to be appointed with an insurance carrier (or risk-bearing Person or syndicate, managing general agent or underwriter) (collectively, an “Insurance Market”) was duly appointed as such and such appointment has been (and is) in full force and effect in all respects.
(e)    Since January 1, 2012, no Insurance Market with which B&G has conducted a material amount of business has terminated B&G’s appointment to act as an agent or broker for such Insurance Market.
(f)    To the knowledge of the Fortegra Parties, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to (i) constitute or result in a material violation by any Target Company of, or failure on the part of any Target Company to comply in any material respect with, any applicable law or Governmental Permit, (ii) constitute or result in a material violation by any Producer of, or failure on the part of any Producer to comply in any material respect with, any Producer Permit, or (iii) result in the revocation, withdrawal, suspension, cancellation, termination of or any material modification to any Governmental Permit or Producer Permit.
(g)    Except as set forth in the Seller Disclosure Schedule, no Target Company has received, at any time since January 1, 2012, any written notice or other written communication from any Governmental Authority regarding (i) any actual or alleged material violation of, or failure to comply in any material respect with, any applicable law or Governmental Permit or Producer Permit, or (ii) any actual or alleged revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Permit or Producer Permit.
(h)    Except as set forth in the Seller Disclosure Schedule, the Governmental Permits and the Producer Permits (i) are valid and in full force and effect, (ii) shall remain in full force and effect immediately subsequent to the Closing and (iii) shall not be subject to any additional requirement, restriction or condition as a result of the transactions contemplated hereby.
2.8.    Contracts.
(a)    The Seller Disclosure Schedule sets forth a complete and accurate list of the following types of contracts, agreements, arrangements, obligations or undertakings (written or oral) by which any Target Company or any of its properties or assets is or may be bound (a “Contract”):
(i)    With respect to B&G, each Contract: (A) with an Insurance Market that has granted to B&G “binding authority” in connection with the placement of insurance products on behalf of such Insurance Market and that generated during the calendar year ended December 31, 2012, or that would reasonably be expected to generate during the calendar year ending December 31, 2013, at least $350,000 of net retained commissions (including profit, contingency or similar commissions) (collectively, “Commissions”); and (B) with an Insurance Market that has appointed B&G to transact business with such Insurance Market as an insurance broker and that generated during the calendar year ended December 31, 2012, or that would reasonably be expected to generate during the calendar year ending December 31, 2013, at least $350,000 of Commissions;
(ii)    With respect to eReinsure, each Contract that generated during the calendar year ended December 31, 2012, or that would reasonably be expected to generate during the calendar year ending December 31, 2013, revenues to eReinsure of at least $200,000;
(iii)     Each Contract that involved during the calendar year ended December 31, 2012, or that would reasonably be expected to involve during the calendar year ending December 31, 2013, net payments to or from the Target Companies in excess of $350,000, other than any Contract listed on the Seller Disclosure Schedule in response to Section 2.8(a)(i) or Section 2.8(a)(ii);
(iv)    Each Contract that relates to the employment of any officer, employee or Producer whose compensation (salary and bonus) is, or would reasonably be expected to be, in excess of $250,000 over a period of twelve (12) consecutive calendar months, or that provides for any severance compensation or other post-termination benefits to any officer, employee or Producer in excess of $250,000;
(v)    Each Contract that provides for any change in control, retention or other similar payments to employees or directors of any Target Company in connection with the transactions contemplated by this Agreement or otherwise;
(vi)    Each Contract that relates to any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to Indebtedness, or any guarantee by a Target Company of third-party obligations, or pursuant to which any Encumbrances (other than Permitted Encumbrances) are created or imposed on any of the respective properties or assets of a Target Company;
(vii)    Each Contract with any Person containing any provision or covenant prohibiting or limiting (or purporting to prohibit or limit) the ability of a Target Company to engage in any business activity (including soliciting or hiring employees or competing with any Person or in any region or market);
(viii)    Each collective bargaining agreements with any labor unions or associations representing employees of a Target Company; or
(ix)    Each lease of real or personal property with an annual rental obligation of more than $140,000 or a total remaining rental obligation of more than $140,000.
All Contracts set forth or required to be set forth in the Seller Disclosure Schedule pursuant to this Section 2.8(a) are herein referred to as the “Material Contracts.”
(b)    The Target Companies have heretofore delivered to the Buyer, or otherwise made available to the Buyer by posting no later than 9:15 p.m. (Atlanta, Georgia time) on December 2, 2013 in the electronic data room established by the Target Companies in connection with the transactions contemplated by this Agreement (hereinafter, “Made Available”) true and complete (i) copies of all written Material Contracts and (ii) descriptions of all material terms of all oral Material Contracts. The Seller Disclosure Schedule sets forth each Material Contract with respect to which (i) the consent, approval, waiver or authorization of another Person is necessary or (ii) a right to terminate, cancel or accelerate the obligations or rights thereunder will arise, in each case with respect to the consummation of the transactions contemplated by this Agreement.

(c)    Except as set forth in the Seller Disclosure Schedule, each Material Contract is in full force and effect and constitutes a valid and binding obligation of the applicable Target Company and, to the knowledge of the Fortegra Parties, the other parties thereto, and is legally enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting the rights of creditors generally. To the knowledge of the Fortegra Parties, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to result in a material breach of, or give any Target Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract. No Target Company has given to or received from any other Person any written notice or other written communication (including by electronic mail) regarding any actual or alleged violation or breach of, or default under, any Material Contract. To the knowledge of the Fortegra Parties, there are no ongoing negotiations with respect to any proposed material amendment or modification of any Material Contract or any termination of any Material Contract.
2.9.    Real Property.
(a)    The only real properties leased or subleased by any Target Company (as lessee or sublessee) are identified in the Seller Disclosure Schedule, and are hereinafter collectively referred to as the “Leased Properties.” The Leased Properties constitute all of the real property used by the Target Companies in the conduct of their respective businesses. To the knowledge of the Fortegra Parties, the Leased Properties are serviced in all material respects by all necessary and adequate utilities, including water, sewage, gas, electricity and telephone, reasonably necessary for the applicable Target Company’s use thereof. Each Target Company holds good and valid leasehold title to each of the Leased Properties, in each case in accordance with the provisions of the applicable lease or sublease agreement for such Leased Property described in the Seller Disclosure Schedule (each, a “Lease”) and free of all Encumbrances, except for Permitted Encumbrances. The Target Companies have delivered or Made Available to the Buyer true, correct and complete copies of each Lease disclosed or required to be disclosed in the Seller Disclosure Schedule. Except as set forth in the Seller Disclosure Schedule: (i) all of the Leases are in full force and effect, grant in all material respects the leasehold estates or rights of occupancy or use they purport to grant and shall continue in full force and effect following the consummation of the transaction contemplated hereby; (ii) the occupancy by the applicable Target Company under each Lease is in compliance in all material respects with all applicable laws, rules, regulations and ordinances relating to occupancy; and (iii) there are no pending or threatened condemnation proceedings with respect to any of the Leased Properties. Except as identified in the Seller Disclosure Schedule, there are no existing defaults (on the part of any Target Company or, to the knowledge of the Fortegra Parties, any other party thereto) under any Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a default (on the part of any Target Company or, to the knowledge of the Fortegra Parties, any other party thereto) under any Lease.
(b)    No Target Company owns any real properties.

2.10.    Environmental Matters. Except as set forth in the Seller Disclosure Schedule:
(a)    No Target Company has released any Hazardous Substances on any Leased Properties in material violation of Environmental Laws and there has been no Release of Hazardous Substances at any Leased Property by such Target Company that has not been remediated to meet applicable regulatory standards under Environmental Laws;
(b)    Each Target Company is, and has been, in material compliance with all applicable Environmental Laws, and the Leased Properties are free and clear of any Liens imposed pursuant to any applicable Environmental Laws;
(c)    Each Target Company’s use, handling, treatment and storage of Hazardous Substances in their current operations materially complies with applicable Environmental Laws;
(d)    No Target Company has received written notice from any Governmental Authority (and to the knowledge of the Fortegra Parties no lessor has received any such notice in respect of any Leased Properties) regarding any violation or potential or actual Liability under any Environmental Laws that remains unresolved;
(e)    To the knowledge of the Fortegra Parties, the Leased Properties do not contain any: (i) underground storage tanks, (ii) underground injection wells, (iii) septic tanks in which any Hazardous Substances have been disposed, or (iv) asbestos requiring remediation or removal under any Environmental Laws or equipment using polychlorinated biphenyls that is owned or operated by any Target Company; and
(f)    There is no action pending or, to knowledge of the Fortegra Parties, threatened against any Target Company under any Environmental Laws.
For purposes of this Agreement, the following terms have the meanings ascribed thereto below:
“Environmental Laws” shall mean any federal, state, or local statutes, laws, rules, regulations, codes or ordinances currently in existence, relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment, (c) the protection of health and the environment, worker health and safety, and/or (d) the manufacture, generation, distribution, formulation, packaging, labeling, handling, transport, use, treatment, storage, disposal or Release of Hazardous Substances, including: the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and the state analogies thereto, all as amended.
“Hazardous Substance” shall mean petroleum and its by-products, asbestos, polychlorinated biphenyls, and any hazardous substance, waste, material or substance that is defined as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect in any Environmental Laws.
“Release” shall mean any release, spill, emission, leaking, migration, dumping, emptying, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
2.11.    Labor Relations.
(a)    There are no pending or, to the knowledge of the Fortegra Parties, threatened labor grievances or unfair labor practice claims or charges against any Target Company. There are no organizing efforts by any union or other group seeking to represent any employees of any Target Company, and no Target Company is, or has been since January 1, 2012, a party to any collective bargaining agreement or other labor agreement. There are no strikes or other material labor disputes against any Target Company pending or, to the knowledge of the Fortegra Parties, threatened. To the knowledge of the Fortegra Parties, no Key Employee has expressed an intention to terminate his or her employment with such Target Company.
(b)    The Seller Disclosure Schedule sets forth the name, job title, current annual compensation (including both base salary and maximum bonus compensation), accrued vacation and mandatory severance obligations of each Target Company with respect to each director, officer and employee of such Target Company, including each individual on leave of absence, layoff, short-term disability or other similar status. Except as set forth on the Seller Disclosure Schedules, there is no contract, agreement or arrangement (i) for the employment of any individual or (ii) relating to the payment of any severance, termination or bonus payment to any employee or former employee of a Target Company. No Target Company has any liability or obligation to pay deferred compensation to any of its current or former employees.
(c)    To the knowledge of the Fortegra Parties, except as set forth in the Seller Disclosure Schedule, no employee of a Target Company is a party to, or otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, nonsolicitation or proprietary rights agreement, between such employee and any other Person that materially and adversely affects or shall affect (i) the performance of his or her essential duties as an employee of such Target Company, (ii) the ability of such Target Company to conduct its business or (iii) the ability of such individual to assign to such Target Company any rights under any invention, improvement or discovery.
(d)    Except as set forth in the Seller Disclosure Schedule, there are no loans or other obligations payable or owing by a Target Company to any officer, director or employee of such Target Company, except salaries, wages, bonuses and reimbursement of expenses incurred and accrued in the ordinary course of business consistent with past practices. There are no loans or debts payable or owing by any such Persons to any Target Company, nor has any Target Company guaranteed any of their respective loans or obligations.

2.12.    Taxes. Except as set forth in the Seller Disclosure Schedule:
(a)    (i) Each Target Company has duly filed with the appropriate federal, state and local Governmental Authorities all Returns required to be filed by, or with respect to, such Target Company; (ii) such Returns are true, correct and complete and prepared in compliance with applicable law in all material respects; (iii) each Target Company has paid in full, or has made provision in the Financial Statements in accordance with GAAP for, all Taxes of such Target Company that are due (whether or not shown on such Returns); (iv) no Target Company currently is the beneficiary of any extension of time within which to file any Tax Return; and (v) no Target Company has received any written notice of deficiency or assessment from any federal, state or local Governmental Authority with respect to liabilities for Taxes of such Target Company which has not been fully paid or finally settled. There are no Encumbrances with respect to Taxes (except for Permitted Encumbrances) upon any of the properties or assets, real, personal or mixed, tangible or intangible, of any Target Company.
(b)    The Target Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(c)    There are no disputes pending in respect of, or claims asserted for, Taxes upon any Target Company or any of its assets, nor are there any pending or threatened audits or investigations or outstanding matters under discussion with any taxing authorities with respect to the payment of Taxes. To the knowledge of the Fortegra Parties, no material adjustments have been proposed in writing by any taxing authority in connection with any audit or review of Taxes or the Tax Returns of any Target Company or with respect to any of its assets which adjustments were of a recurring nature that would apply to the Taxes or the Tax Returns of such Target Company or with respect to any of its assets after the Closing Date. To the knowledge of the Fortegra Parties, there are no threatened material claims or disputes for past due Taxes of any Target Company or with respect to any of the Purchased Stock or any assets of any Target Company.
(d)    No Person has waived any statute of limitations in respect of Taxes with respect to any Target Company or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)    No Target Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. Tax law). No Target Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each Target Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. No Target Company is a party to or bound by any Tax allocation or sharing agreement. Except with respect to the Sawgrass Group, no Target Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.
(f)    No compensation shall be includible in the gross income of any current or former employee, director or consultant of any Target Company as a result of the operation of Section 409A of the Code with respect to any applicable arrangements or agreements in effect prior to Closing. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which any Target Company makes, is obligated to make or promises to make payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Fortegra Parties will be, subject to the penalties of Section 409A(a)(1) of the Code.
(g)    Since January 1, 2012, no Target Company has incurred any material liability for Taxes, other than in the ordinary course of business consistent with past practices.
(h)    No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)    “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date;
(iii)    intercompany transaction or excess loss account described in the regulations of the Internal Revenue Service of the U.S. Department of the Treasury (the “Treasury Regulations”) under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law);
(iv)    installment sale or open transaction disposition made on or prior to the Closing Date; or
(v)    prepaid amount received on or prior to the Closing Date.
(i)    No Target Company has distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j)    No Target Company is has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and §1.6011-4(b) of the Treasury Regulations.
(k)    For the purposes of this Agreement, “Taxes” or “Tax” shall mean all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign),

including without limitation income, gross receipts, excise, property, sales, use, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, and any interest, penalties or additions attributable thereto.
(l)    For purposes of this Agreement, “Return” shall mean any return, report, information return, form, written declaration, written statement or other document (including any related or supporting information) with respect to Taxes.
(m)    For purposes of this Agreement, the “Sawgrass Group” shall mean the affiliated group of corporations filing a consolidated Federal income Tax Return, of which Sawgrass is the common parent or any subset of such group filing a combined, consolidated or unitary state income Tax Return.
2.13.    Pensions, Employee Welfare and Benefit Plans.
(a)    The Seller Disclosure Schedule identifies each employee benefit, pension, retirement, profit sharing, bonus, incentive, deferred compensation, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance and other plan, fund, program, policy, Contract or arrangement for the benefit of current and former officers and employees of a Target Company (including plans described in Section 3(3) of the ERISA and the regulations issued by the Department of Labor) maintained or contributed to by any Target Company or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that is a member of a controlled group of entities or a trade or business under common control with a Target Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA) (the “Plans”). No Target Company nor any ERISA Affiliate has ever participated in any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Target Company nor any ERISA Affiliate is subject to any liability with respect to its prior participation in, prior contributions to or prior obligations to contribute to any such multiemployer plan. No Target Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of any Target Company.
(b)    With respect to each of the Plans, the Target Companies have heretofore delivered to the Buyer true and complete copies of each of the following documents:
(i)    the Plan (including all amendments thereto);
(ii)    the annual report and actuarial report, if required under ERISA, with respect to each such Plan for the last two (2) years;
(iii)    the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Plan, and all material, written employee communications relating to such Plan;
(iv)    if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

(v)    all of the Contracts relating to the Plans with respect to which any Target Company may have any liability, including without limitation insurance contracts, investment management agreements, subscription and participation agreements and record-keeping agreements; and
(vi)    the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.
(c)    No Target Company nor any ERISA Affiliate sponsors or has sponsored within the last six (6) years any employee pension plan within the meaning of Section 3(2) of ERISA (each, a “Pension Benefit Plan”) that is subject to Title IV of ERISA. No liability under Title IV has been incurred by any Target Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full.
(d)    Full payment has been made of all amounts which any Target Company or any ERISA Affiliate is required to pay under the terms of each of the Plans and Applicable Law (including any employee salary deferral contributions described in Section 125 or 401(k) of the Code). The Target Companies and all ERISA Affiliates have made or accrued all contributions to the Plans that are due and payable with respect to the current Plan year and for any prior year.
(e)    No Target Company nor any ERISA Affiliate has engaged in a transaction with respect to the Plans as a result of which such Target Company or any ERISA Affiliate would reasonably be likely to be subject to either a liability or civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. Each of the Plans has been operated and administered by the Target Companies and each ERISA Affiliate in all material respects in accordance with applicable law, including without limitation ERISA and the Code. There are no claims pending or, to the knowledge of the Fortegra Parties, threatened, either by or on behalf of any employee or beneficiary covered under any such Plan, that alleges a violation of ERISA or a breach of any fiduciary duties.
(f)    With respect to each of the Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code, a favorable determination letter or opinion letter has been received from the IRS indicating that such Plan is qualified under Section 401(a) of the Code.
(g)    Except as set forth on the Seller Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of any Target Company beyond retirement or other termination of service other than (i) continuation coverage required by Section 4980B of the Code, Part 6 of Title 1 of ERISA or other applicable law, or (ii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
(h)    Except as set forth in the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement shall not (i) entitle any current or former employee or officer of any Target Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer (other than an acceleration of the time of payment or vesting which may occur by operation of law if any or all of the Plans are terminated) or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
2.14.    Brokers, Finders, Etc.. Except with respect to the services of Sandler O’Neill & Partners, L.P., as financial advisor (whose fees and expenses will be paid for by the Seller Parties), no Target Company nor any party acting on behalf of any Target Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
2.15.    Transactions with Affiliates. Except as set forth in the Seller Disclosure Schedule, since January 1, 2012, no stockholder, owner, director, officer or employee of any Target Company, nor any Affiliate of such Person, has been, directly or indirectly, a party to any transaction with any Target Company, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment from or to any such Affiliate, director, officer or employee (in each case, other than compensation as an employee payable in the ordinary course of business consistent with past practices).
2.16.    Financial Statements. Seller has delivered to Buyer the Financial Statements. The Financial Statements (i) are true, complete, correct and consistent with the books and records of the Target Companies, (ii) have been prepared in accordance with GAAP, and (iii) fairly present, in all material respects, the consolidated results of operations and financial position of the Target Companies for the periods and as of the dates referred to therein, except in each case that the Financial Statements (x) omit all financial statement footnotes required by GAAP and (y) with respect to the Interim Financial Statements only, may not reflect normal and recurring audit and other adjustments typically required by GAAP which are not, individually or in the aggregate, material in nature or amount. The Target Companies do not have any Long-Term Debt except as reflected in the Financial Statements.
2.17.    Certain Payments. To the knowledge of the Fortegra Parties, since January 1, 2012, no Target Company nor any director, officer, agent or employee of a Target Company or any other Person associated with or acting for or on behalf of any Target Company has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Target Company, or (iv) in violation of any applicable law (including, without limitation, the Foreign Corrupt Practices Act).
2.18.    Books and Records.
(a)    Since the applicable Acquisition Date, the books of account, minute books, stock records, and other records of each Target Company have been maintained in accordance with commercially reasonable business practices and are complete in all material respects (except for any incompleteness of such records relating to the period prior to the applicable Acquisition Date). The Target Companies have delivered or Made Available to the Buyer complete and accurate records of all meetings of (and material actions by) the directors, stockholders and owners of the Target Companies since the applicable Acquisition Date.
(b)    No Target Company has a significant deficiency or material weakness in design or operation of its internal accounting controls, as measured using the materiality standards and criteria applied to Fortegra, the ultimate parent company of the Seller, which deficiency or weakness is reasonably likely to adversely affect its ability to record, process, summarize and report financial data. To the knowledge of the Fortegra Parties, no Target Company has been subject to any fraud, whether or not material, that involves management or other employees who have a significant role in the internal accounting controls of any Target Company.
2.19.    Subsidiaries. Neither Company owns (beneficially or of record) or controls, directly or indirectly, or has any direct or indirect equity investment, participation or similar interest in, any corporation, partnership, limited liability company, Subsidiary, joint venture, trust or other business association or entity, except that eReinsure (UK) Limited is a wholly-owned Subsidiary of eReinsure.
2.20.    Accounts Receivable. All accounts receivable of the Target Companies reflected in the Financial Statements and the Closing Balance Sheet (i) represent valid and bona fide claims, and (ii) arose in the ordinary course of business consistent with past practices.
2.21.    Fiduciary Funds. Except as set forth in the Seller Disclosure Schedule, (i) the amount of premium cash held in trust by B&G together with its accounts receivable (which, for purposes of this calculation, includes any premiums receivable from premium financing companies) are no less than the amounts payable by B&G to Insurance Markets in respect of insurance policies placed by B&G on behalf of its customers, and are otherwise sufficient to satisfy all applicable premium trust requirements applicable to B&G, and (ii) at all times since January 1, 2012, B&G has been in compliance with all applicable premium trust requirements arising under applicable law or contract.
2.22.    Proprietary Rights.
(a)    Ownership and Right to Use. Each Target Company owns or has the right to use on a worldwide basis all of the Proprietary Rights used in its business. The Seller Disclosure Schedule identifies each such Proprietary Right that is owned by any other Person and used by any Target Company and identifies the Contract pursuant to which such Target Company uses such Proprietary Right. No Target Company has an obligation to pay any royalty or other fee to any Person relating to any Proprietary Right owned by that Person. No Target Company is under any obligation to any other Person to register, protect or otherwise take any action with respect to any Proprietary Right. Except for agreements to license access to eReinsure’s platform and any other Out-Licensed Software set forth in the Seller Disclosure Schedule in response to Section 2.22(h)(ii), no Target Company has granted any Person a currently active license or other right in any Proprietary Right, and no Target Company is subject to any restriction or limitation relating to its use of the Proprietary Rights.

(b)    Marks, Trade Names and Domain Names. The Seller Disclosure Schedule lists each Mark and Trade Name that has been used by any Target Company during the last two (2) years to identify its products, services or business and lists each registration that has been filed or obtained with respect to any Marks. The Seller Disclosure Schedule also lists each domain name used by any Target Company during the last two (2) years. Each Target Company has the exclusive right to use each such Mark and Trade Name within the scope, and in the geographic area, of its present use and has the right to continue to use each such domain name. To the knowledge of the Fortegra Parties, no other Person is using a similar Mark or Trade Name to describe a business that is similar to the business of the Target Companies in a manner that infringes on any Target Company’s rights in such owned Mark or Trade Name.
(c)    Patents; Copyrights. The Seller Disclosure Schedule lists (i) each Patent owned or licensed by a Target Company, specifies whether such Patent is owned or licensed and lists each country where such Patent is valid and (ii) each Copyright registration owned by a Target Company.
(d)    Filings; Fees. All application filing fees, other filing fees and charges and all maintenance, renewal and other fees required to be paid to maintain any Patent applications, Mark applications, Copyright applications and issued Patents, Copyright registrations, Mark registrations and domain name registrations listed or required to be listed in the Seller Disclosure Schedule have been timely paid. All declarations, disclosures, responses to office actions, amendments, affidavits of use and other requirements or actions that are required to be filed with any Governmental Authority to maintain any such issued Patents, Copyright registrations, Mark registrations, or domain name registrations or any applications for any of the foregoing have been timely filed in order to maintain all such applications, Patents or registrations in full force and effect.
(e)    Trade Secrets. Each Target Company has taken efforts that are reasonable under the circumstances to protect the secrecy of its Trade Secrets.
(f)    Agreements with Employees and Contractors. Except as set forth in the Seller Disclosure Schedule, each Person who has participated in the creation, development, testing, modification or documentation of any product or service being offered by each Target Company (including without limitation any Owned Software), or any earlier version of any such product or service (including employees, independent contractors and Persons with other contractual relationships with such Target Company), has entered into an enforceable agreement with such Target Company (i) assigning to such Target Company all of such Person’s Proprietary Rights in the product or service and (ii) obligating such Person not to use any Trade Secrets of such Target Company, except in performing duties for the Target Company, and not to disclose any such Trade Secrets to any other Person.
(g)    No Infringement. No Target Company has interfered with, infringed upon or misappropriated any Proprietary Right of any other Person. To the knowledge of the Fortegra Parties, no Person is interfering with, infringing upon or misappropriating any Proprietary Right of such Target Company. Since January 1, 2012, no claim has been asserted by any Person: (i) alleging that such Person has any right, title or interest in or to any of the Trade Secrets or Know-How of a Target Company; (ii) alleging that such Person has the right to use any of the

Marks, Trade Names or domain names of a Target Company; (iii) to the effect that any past, present or projected act or omission by a Target Company infringes any Proprietary Right of such Person; or (iv) that challenges the right of a Target Company to use any of its Proprietary Rights in any material respect. To the knowledge of the Fortegra Parties, no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim.
(h)    Software.
(i)    The Seller Disclosure Schedule lists all Software that the Target Companies use or have used during any period of time since January 1, 2012, other than any readily available off-the-shelf unmodified Software that is used by any Target Company for internal operational purposes only. With respect to each such Software program, the Seller Disclosure Schedule indicates whether the Target Companies own the Software (the “Owned Software”) or license the Software from another Person (the “Third Party Software”) and identifies each Contract pursuant to which the Target Company has licensed any Third Party Software (including without limitation any Third Party Software that is or is incorporated into Out-Licensed Software (as defined below)). With respect to any such Third Party Software, the Seller Disclosure Schedule specifies (A) whether such Target Company has the perpetual, irrevocable, transferable, worldwide right to use, copy, modify, prepare derivatives of, sublicense, distribute and otherwise market such Third Party Software and, if not, to what extent its license is restricted and (B) whether such Target Company has possession of and a right to use the most current, fully documented source code version of such Third Party Software and, if not, what rights it has to obtain access to source code.
(ii)    The Seller Disclosure Schedule lists all of the Software licensed by a Target Company to third Persons in connection with its business as currently conducted and each version or release of such Software supported or required to be supported or maintained under any Contract (collectively, the “Out-Licensed Software”). The Seller Disclosure Schedule also lists each material Contract pursuant to which the Out-Licensed Software has been licensed to any Person or pursuant to which a Target Company has active support or maintenance obligations.
(iii)    No portion of any such Out-Licensed Software contains any “back door,” “time bomb.” “Trojan horse,” “worm,” “drop dead device,” “lock-out,” virus” or other components or features designed to permit unauthorized access, to permit unauthorized disabling or unauthorized erasure of Software or data or to perform any other similar unauthorized actions. Each Target Company has Made Available to the Buyer all written reports prepared by such Target Company since January 1, 2013 containing any list of material bugs, defects and errors that, to the knowledge of the Fortegra Parties, are in the Out-Licensed Software.

(iv)    Except as set forth in the Seller Disclosure Schedule, no Software owned or distributed by a Target Company is subject to any “copyleft” or other similar obligation or similar condition (including any such obligation or condition under any “open source software”, “free software” or comparable license or distribution agreement, including the GNU General Public License, GNU Lesser General Public License or Lesser/Library GPL) that (i) requires such Software to (x) be disclosed or distributed in Source Code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no or minimal charge; or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of a Target Company to sell, offer for sale, license or distribute such Software on terms of its choosing. Each Target Company is in compliance with all “open source software” licenses used in connection with Out-Licensed Software.

(v)    Except as set forth in the Seller Disclosure Schedule, the Target Companies have not provided or distributed to any Person other than employees of such Target Company who have executed a valid and enforceable nondisclosure agreement, any Source Code of any Owned Software or Out-Licensed Software. Except as set forth in the Seller Disclosure Schedule, no Target Company has any obligation under any Contract or any legal requirement, and no such obligation shall exist as a result of the execution, delivery or performance of this Agreement, to deliver or otherwise provide access to any Source Code of any Owned Software or Out-Licensed Software.
2.23.    Insurance.
(a)    The properties and operations of the Target Companies are insured with financially sound and reputable insurance companies, not Affiliates of the Target Companies, in such amounts, with such deductibles and covering such risks as are customarily carried by Persons engaged in a similar business and owning properties and having operations in locations where the Target Companies operate. The Seller Disclosure Schedule lists all the insurance policies maintained by or on behalf of the Target Companies, and for each indicates the insurer’s name, policy number, expiration date and amount and type of coverage. The Target Companies have delivered or Made Available to the Company true and complete copies of all such policies.
(b)    All insurance policies set forth or required to be set forth in the Seller Disclosure Schedule are currently in effect and will remain in effect through the Closing Date. No Target Company nor, to the knowledge of the Fortegra Parties, any other Person is in material breach of its obligations with respect to any such policy. Since January 1, 2012, no Target Company has received (i) any refusal of coverage or any notice that a defense shall be afforded with reservation of rights or (ii) any notice of cancellation (prior to the end of the contractual term) or any other indication that any insurance policy is no longer in full force or effect or shall not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. Each Target Company has given notice to the insurer of all existing claims that may be insured by such insurance policy.

(c)    Set forth on the Seller Disclosure Schedule are all claims or events reported since January 1, 2012 by the Target Companies with respect to any insurance policies maintained by the Target Companies.
2.24.    Bank Accounts. The Seller Disclosure Schedule sets forth (a) a correct and complete list of all banks or other financial institutions with which a Target Company has an account, showing the type and number of each such account and the names of persons authorized as signatories thereon or to act or deal in connection therewith and (b) the names of all Persons, if any, holding powers of attorney from any Target Company and a summary of the terms thereof.
2.25.    Assets.
(a)    Each Target Company owns good, valid and marketable title to all assets that it purports to own, free and clear of all Encumbrances except for Permitted Encumbrances, excluding assets leased by any Target Company as described in Section 2.25(c) and excluding the Leased Real Property (which is addressed in Section 2.9).
(b)    The Seller Disclosure Schedule lists all items of equipment, vehicles, furniture, computers and other tangible personal property owned by each Target Company with a per unit book value in excess of $2,000 and the location thereof.
(c)    The Seller Disclosure Schedule lists all of the tangible assets (other than the Leased Real Property) used in the business of any Target Company that are leased (rather than owned) by such Target Company and that involved annual lease payments in excess of $100,000 per each individual lease or $300,000 in the aggregate for all such leases. For each such leased asset, the Target Companies have delivered or Made Available to the Buyer true and complete copies of all leases and other agreements affecting such asset. No Target Company is a party to any lease that is required to be recorded as a capital lease obligation under GAAP.
(d)    The assets owned and leased by each Target Company are sufficient for the conduct of its business in substantially the same manner as conducted prior to the date hereof.
2.26.    Business Relationships. The Seller Disclosure Schedule lists (a) with respect to B&G, each Insurance Market, insurance broker or customer with which (or on behalf of which) B&G did business that generated Commissions of at least $350,000 during the year ended December 31, 2012 or that would reasonably be expected to generate Commissions of at least $350,000 during the year ending December 31, 2013; and (b) with respect to eReinsure and its Subsidiary, each customer that generated revenues of at least $200,000 during the year ended December 31, 2012 or that would reasonably be expected to generate revenues of at least $200,000 during the year ending December 31, 2013 . Except as set forth in the Seller Disclosure Schedule: (a) no Contract or relationship with any such Person has terminated or, to the knowledge of the Fortegra Parties, is being considered for termination or nonrenewal; (b) there has not been a material reduction in the Commissions or revenues, as the case may be, generated by any such Person; and (c) no such Person has given written notice to any of the Target Companies indicating that it is considering any material reduction in its commercial relationship with such Target Company. To the knowledge of the Fortegra Parties, no such Person would reasonably be expected to terminate or reduce in any material respect the business conducted by such Person with the Target Companies as a result of the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
The Seller Parties, jointly and severally, represent and warrant to the Buyer as follows:
3.1.    Authority of the Seller Parties; Non-contravention.
(a)    Each Seller Party has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Seller Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement by each Seller Party have been duly authorized by all requisite corporate action on the part of such Seller Party. This Agreement has been duly executed and delivered by each Seller Party, and, assuming the due authorization, execution and delivery of this Agreement by the Buyer, constitutes the valid and binding obligation of such Seller Party enforceable in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles. All other agreements and documents to be executed by the Seller Parties in connection with the transactions contemplated hereby will be duly and validly executed by the Seller Parties and, when so executed and delivered (and executed and delivered by the other parties thereto), will constitute the legal, valid and binding obligations of the Seller Parties enforceable in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles.
(b)    Except as set forth in the Seller Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller Parties or any of the other instruments contemplated hereby, nor the consummation by the Seller Parties of any of the transactions contemplated hereby, nor compliance by the Seller Parties with or fulfillment by the Seller Parties of the terms, conditions and provisions hereof will:
(i)    violate any provision of the Charter or bylaws of the Seller Parties;
(ii)    violate or conflict with, or constitute a default or a breach under or result in the acceleration or termination of (or entitle any Person to accelerate or terminate) any obligation under, or entitle any Person to declare a default under, any material note, mortgage, indenture, deed of trust, lease, contract, agreement, undertaking, license or other instrument to which either Seller Party is a party or any order, award, writ, decree, judgment or ruling to which either Seller Party is subject or to which any of the property of such Seller

Party is bound or result in the creation of any Encumbrance upon any shares of Purchased Stock or any other material assets of Seller Parties or the loss of any material license or other material contractual right with respect thereto under any of the foregoing;
(iii)    contravene in any material respect any law, rule or regulation applicable to either Seller Party or any of its assets, or constitute an event permitting modification, amendment or termination of a Governmental Permit, order, arbitration award, judgment or decree to which either Seller Party is a party or by which it or any of its properties is bound; or
(iv)    require the approval, consent, authorization, permit, license or act of, or the making by either Seller Party or any other Person of any declaration, filing or registration with, any Person or Governmental Authority (other than the applicable requirements of the HSR Act or similar state antitrust statutes).
3.2.    Ownership of Purchased Stock. The Seller is the record and beneficial owner of all of the Purchased Stock, and no other Person has any ownership interest therein. Except as set forth in the Seller Disclosure Schedule, the Seller owns the Purchased Stock free and clear of all Encumbrances. Except for this Agreement and the transactions contemplated hereby, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which the Seller is a party or by which any of the Seller’s assets are bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Purchased Stock or other securities of the Target Companies. At the Closing, all rights, title and interest to the Purchased Stock will be conveyed by the Seller to the Buyer, free and clear of any Encumbrances.
3.3.    Litigation; Orders. Except as set forth in the Seller Disclosure Schedule, there are no lawsuits, actions, arbitrations, administrative or other proceedings or governmental investigations (whether civil, criminal, administrative, investigative or informal) pending or, to the knowledge of the Fortegra Parties, threatened against either Seller Party or any of its properties, assets, operations or businesses that challenge or would reasonably be expected to have the effect or preventing, delaying, making illegal or otherwise materially interfering with, the transactions contemplated by this Agreement. Except as set forth in the Seller Disclosure Schedule, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards rendered by a Governmental Authority against either Seller Party or any of its assets, properties or businesses that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.
3.4.    Brokers, Finders, etc. Except for the services of Sandler O’Neill & Partners, L.P., (whose fees and expenses will be paid for by the Seller Parties), the Seller Parties have not employed, and are not subject to any claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Companies and the Seller Parties as follows:
4.1.    Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of North Carolina and has full limited liability company power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.
4.2.    Authority of the Buyer; Non-contravention.
(a)    The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer have been duly authorized by all requisite limited liability company action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Fortegra Parties, constitutes the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles. All other agreements and documents to be executed by the Buyer in connection with the transactions contemplated hereby will be duly and validly executed by the Buyer and, when so executed and delivered (and executed and delivered by the other parties thereto), will constitute the legal, valid and binding obligations of the Buyer enforceable in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles.
(b)    Except as set forth in the Disclosure Schedule delivered by the Buyer (the “Buyer Disclosure Schedule”), neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with or fulfillment by the Buyer of the terms, conditions and provisions hereof will:
(i)    violate any provision of the articles of organization or operating agreement of the Buyer;
(ii)    violate or conflict with, or constitute a default or a breach under or result in the acceleration or termination of (or entitle any Person to accelerate or terminate) any obligation under, or entitle any Person to declare a default under any material note, mortgage, indenture, deed of trust, lease, contract, agreement, undertaking, license or other instrument to which the Buyer is a party or any order, award, writ, decree, judgment or ruling to which the Buyer is subject or to which any of the property of the Buyer is bound;

(iii)    contravene in any material respect any law, rule or regulation applicable to the Buyer or any of its assets, or constitute an event permitting modification, amendment or termination of a permit, order, arbitration award, judgment or decree to which the Buyer is a party or by which it or any of its properties is bound; or
(iv)    require the approval, consent, authorization, permit, license or act of, or the making by the Buyer or any other Person of any declaration, filing or registration with, any Person or Governmental Authority (other than the applicable requirements of the HSR Act or similar state antitrust statutes).
4.3.    Litigation; Orders. Except as set forth in the Buyer Disclosure Schedule, there are no lawsuits, actions, arbitrations, administrative or other proceedings or governmental investigations (whether civil, criminal, administrative, investigative or informal) pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its properties, assets, operations or businesses that challenge or could be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the transactions contemplated by this Agreement. Except as set forth in the Buyer Disclosure Schedule, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards rendered by a Governmental Authority against the Buyer or any of its assets, properties or businesses that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.
4.4.    Brokers, Finders, etc. Neither the Buyer nor any party acting on its behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who is entitled to a fee or commission payable by any of the Fortegra Parties in connection with such transactions.
4.5.    Investment Intent. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Purchased Stock. The Buyer confirms that the Fortegra Parties have made available to the Buyer the opportunity to ask questions of the officers and management employees of the Companies and to acquire additional information about the business and financial condition of the Companies. The Buyer is acquiring the Purchased Stock for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Purchased Stock. The Buyer agrees that the Purchased Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without, to the extent applicable, compliance with the Securities Act.
4.6.    Financial Capability. The Buyer has, and will have at the Closing, funds sufficient to consummate the transactions contemplated hereby.
4.7.    Due Diligence Investigation. The Buyer has had an opportunity to discuss the business, management, operations, prospects and finances of any Target Company with such Target Company’s officers, shareholders, employees, agents, representatives and affiliates, and has had an opportunity to inspect the Target Companies’ facilities. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, the Buyer has relied solely upon the representations and warranties of the Target Companies and the Seller Parties set forth herein and has not relied upon any other information provided by, for or on behalf of any Target Company, or its agents or representatives, to the Buyer in connection with the transactions contemplated by this Agreement. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE FORTEGRA PARTIES MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY TARGET COMPANY, ITS BUSINESS AND ANY OF ITS ASSETS OR PROPERTIES, INCLUDING ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES.
ARTICLE V
ADDITIONAL COVENANTS
5.1.    Investigation of the Companies by the Buyer.
(a)    Between the date hereof and the Closing Date, upon reasonable advance notice, each Company shall afford to the officers, employees and authorized representatives of the Buyer reasonable access during normal business hours to the offices, properties, officers, employees and business and financial records (including computer files, retrieval programs and similar documentation) of such Company to the extent the Buyer shall reasonably deem necessary and shall furnish to the Buyer, or its authorized representatives, such additional information concerning such Company and its properties, assets, businesses, operations and subsidiaries as shall be reasonably requested, including such information as shall be necessary to enable the Buyer or its representatives to verify the accuracy of the representations and warranties contained in Article II or Article III, to verify that the covenants of such Company in Section 5.4 have been complied with and to determine whether the conditions set forth in Article VI have been satisfied. The Buyer covenants that such investigation shall be conducted in such a manner as not to interfere unreasonably with the businesses or operations of either Company or the Seller.
(b)    Any information provided to the Buyer or its representatives pursuant to this Agreement shall be held by the Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement, dated August 13, 2013, by and between the Seller (or its Affiliates) and the Buyer (or its Affiliates) (the “Confidentiality Agreement”), which terms are hereby incorporated in this Agreement by reference as though fully set forth herein. Notwithstanding the foregoing, if the Closing shall occur: (i) all obligations of the Buyer and its Affiliates under Sections 2, 3, 5, 6 and 7 of the Confidentiality Agreement shall automatically (and without any further action of the Parties) expire and be of no further force or effect and (ii) all obligations of the Buyer and its Affiliates under Section 8 of the Confidentiality Agreement with regard to any officer, director, employee, customer, supplier, licensee or business relation of any Target Company shall automatically (and without any further action) expire and be of no further force or effect.

5.2.    Commercially Reasonable Efforts; Obtaining Consents.
(a)    Prior to the Closing Date, subject to the terms and conditions herein provided, each of the Fortegra Parties, on the one hand, and the Buyer, on the other hand, shall use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and shall cooperate with the other in connection with the foregoing, including using Commercially Reasonable Efforts (i) to obtain all waivers, consents and approvals from other parties to loan agreements, leases and other contracts and agreements necessary for the consummation of the transactions contemplated hereby, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state or local law or regulation and to effect all necessary registrations and filings and submissions of information requested or required by any Governmental Authority in connection with the transactions contemplated hereby, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings, including filings under the HSR Act, and submissions of information required or requested by Governmental Authorities (“Governmental Filings”), and (v) to fulfill all conditions to this Agreement. Prior to the Closing Date, each Party shall promptly notify the other Parties in writing if it becomes aware of (i) any fact or condition that causes or constitutes a breach in any material respect of its representations or warranties or (ii) the occurrence of any breach of any covenant by such Party or of the occurrence of any event that would be reasonably likely to make the satisfaction of the conditions to Closing impossible or unlikely.
(b)    To the extent reasonably requested by the Buyer, each Fortegra Party shall cooperate with the Buyer in connection with the filing of permits and licenses necessary for the Target Companies to continue to conduct their respective businesses following the Closing Date as now conducted. The Fortegra Parties and the Buyer further covenant and agree that each shall use Commercially Reasonable Efforts to prevent the issuance, enactment, promulgation or entry against such Party or its Affiliates of any threatened or pending preliminary or permanent injunction or other restraining order, decree or ruling or statute, rule, regulation or execution order or other similar order that would materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.
(c)    All filing fees required in connection with any required filings or submissions under the HSR Act shall be borne by the Buyer. All other fees, expenses and disbursements (including the costs of preparation of any such filings) incurred in connection with the matters referred to in this Section 5.2 and in Section 5.3 hereof shall be borne by the Buyer if incurred by or on its behalf and by the Fortegra Parties if incurred by or on behalf of any of them.
5.3.    Antitrust.
(a)    In furtherance and not in limitation of Section 5.2, the Fortegra Parties and the Buyer shall use Commercially Reasonable Efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority (“Antitrust Laws”). If any suit is threatened or instituted challenging any of the transactions contemplated hereby as violative of any Antitrust Law, the Fortegra Parties and the Buyer shall use Commercially Reasonable Efforts to take such action as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. Notwithstanding anything in this Agreement to the contrary, no party is required to, and the Target Companies may not, without the prior written consent of the Buyer, become subject to, consent or agree to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of such party or any of its Affiliates in any manner, whether before or after giving effect to the transactions contemplated by this Agreement, or that requires any change in the conduct of the business of such party as presently conducted.
(b)    The Fortegra Parties, on the one hand, and the Buyer, on the other hand, shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby. If any such Party receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.
5.4.    Operations Prior to the Closing Date.
(a)    Except as otherwise permitted or required by the terms hereof, from the date hereof until the Closing or termination of this Agreement, each Target Company shall, and the Seller Parties shall cause each Target Company to: (i) operate its business in all material respects only in the ordinary course consistent with past practice, (ii) use Commercially Reasonable Efforts to preserve intact its present business organization and assets, and preserve its relationships with current customers, Insurance Markets, officers, employees and other business partners having business dealings with it, (iii) use Commercially Reasonable Efforts to maintain the assets used in the ordinary course of the businesses consistent with past practice, reasonable wear and tear and damage by fire or other casualty excepted, and (iv) otherwise be reasonably available to discuss with the Buyer matters regarding the business, operations and finances of the Target Companies.
(b)    Except as otherwise permitted or required by the terms hereof, from the date hereof until the Closing or termination of this Agreement, no Target Company shall take any affirmative action or fail to take any action within its control, as a result of which any of the changes or events listed in Section 2.4(c) would occur.
5.5.    No Public Announcement. No public filing, release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party or its Affiliates without the prior written consent of the other parties, unless a Party determines (based on the advice of legal counsel) that such disclosure is required by any order of any Governmental Authority, by applicable law or to comply with the obligations of any applicable securities laws and other laws and regulations of the Securities and Exchange Commission or state or local government regulations or any applicable securities exchange or self-regulatory organization; provided, however, that the Party intending to make such release shall use reasonable best efforts consistent with such order, law or obligation to give the other Parties prior notice and to consult with the other parties with respect to the text thereof. On the date hereof and on the Closing Date, the Parties shall issue a joint press release, which shall be reasonably acceptable to the Buyer and the Seller.
5.6.    [Intentionally Omitted]
5.7.    Employee Benefits. Prior to the Closing the Seller Parties shall take such action as may be necessary to cease participation of the Target Companies in the Plans sponsored by the Seller Parties. From and after the Closing, the Buyer shall provide, and shall cause each Target Company to provide, to those individuals who are employed by such Target Company immediately before the Closing (“Company Employees”), employee benefits (other than participation in stock or equity-based plans) that are provided by the Buyer to similarly situated employees, subject to the terms of such benefits. For all purposes under the employee benefit plans of the Buyer and its Affiliates providing benefits after the Closing, each Company Employee shall be credited with his or her years of service with the applicable Target Company and its Affiliates before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, the Buyer shall use commercially reasonable efforts so that: (i) each Company Employee may be eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Buyer and its Affiliates for the benefit of Company Employees (such plans, collectively, the “Buyer Plans”) to the extent coverage under such Buyer Plan replaces coverage under a comparable Plan in which such Company Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”); and (ii) for purposes of each Buyer Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan will be waived for such employee and his or her covered dependents. The Buyer will use Commercially Reasonable Efforts cause a Buyer Plan that is qualified under Section 401(a) of the Code to accept direct rollovers (including to the extent permitted any promissory notes) from a Plan qualified under Section 401(a) of the Code on behalf of Company Employees.
5.8.    Resignations of Officers and Directors. Prior to the Closing, the Buyer shall notify each Target Company of those officers and directors of such Target Company from whom it will require resignations. Each Target Company shall furnish, and the Seller Parties shall cause each Target Company to furnish, the Buyer, at or prior to the Closing, with such signed resignations, effective as of the Closing Date.
5.9.    Employment Matters; Restricted Equity Awards.
(a)    As of the Closing Date, each Company Employee shall continue to be an employee of the applicable Target Company immediately after the Closing. Notwithstanding the foregoing, the Buyer shall not be required to retain any Company Employee.

(b)    The Buyer shall be responsible for any liability arising under the Federal Workers Adjustment and Retraining Notification Act (the “WARN Act”) or similar state law in connection with the termination of any Company Employee without cause or failure to give any notice required under the WARN Act.
(c)    The provisions of this Section 5.9 are for the benefit of the Parties only, and no employee of such Parties or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of any Target Company, or legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable-at-will.
(d)    The Buyer shall grant restricted equity awards in AmWINS in the amount set forth on Schedule 5.9(d).
5.10.    Seller Marks. The Buyer acknowledges that the Buyer and the Target Companies have no right, title or interest in or to any Marks, including without limitation the name “FORTEGRA” and the other names listed on Schedule 5.10 (Seller Marks) of the Seller Disclosure Schedule (collectively, the “Seller Marks”), other than the Marks identified on Section 2.22 of the Seller Disclosure Schedule as Marks belonging to the Target Companies. Following the Closing, the Buyer agrees to terminate and cause the Target Companies to terminate any and all uses of any of the Seller Marks and disclaims any rights to the Seller Marks and the goodwill associated therewith.
5.11.    Certain Tax Matters.
(a)    The Seller shall prepare or cause to be prepared, and the Seller and the Buyer shall cause each Target Company to timely file, all Tax Returns for such Target Company for Tax periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) which are to be filed after the Closing Date. All such returns shall be prepared in a manner consistent with past practice and that neither accelerates deductions nor defers income, except to the extent otherwise required by law. The Seller shall permit the Buyer to review and comment on each such Tax Return prior to filing; provided that the Buyer shall have no right to review and comment on the consolidated, combined or unitary return of the Sawgrass Group that includes any Target Company. If the Seller and the Buyer are unable to agree as to the proper reporting of any item on any such Tax Return described in this Section 5.11(a), then the Seller and the Buyer shall submit such disagreement to the Independent Accountant, whose decision as to the proper reporting of such item shall be binding on both the Seller and the Buyer. The costs of the Independent Accountant shall be shared equally by the Seller and the Buyer. The Seller shall pay to or as directed by the Buyer Taxes of the Target Companies with respect to the Pre-Closing Tax Periods (to the extent that the amount of such Taxes are not reflected as a current liability of the Target Companies on the Closing Balance Sheet) at least two (2) business days prior to the date on which such Taxes are required to be paid (or, if such Taxes are then past due, immediately upon demand by the Buyer).

(b)    The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for each Target Company for Tax periods beginning prior to the Closing Date and ending after the Closing Date (the “Straddle Tax Period”). The Buyer shall permit the Seller to review and comment on each such Tax Return described in the immediately preceding sentence prior to filing. If the Buyer and the Seller are unable to agree as to the proper reporting of any item on any Tax Return described in this Section 5.11(b), then the Buyer and the Seller shall submit such disagreement to the Independent Accountant, whose decision as to the proper reporting of such item shall be binding on both the Buyer and the Seller. The costs of the Independent Accountant shall be shared equally by the Buyer and the Seller. The Seller shall pay to or as directed by the Buyer all Taxes of the Target Companies with respect to any period prior to the Closing (to the extent that the amount of such Taxes is not included as a current liability of the Target Companies on the Closing Balance Sheet) at least two (2) business days prior to the date on which such Taxes are required to be paid (or, if such Taxes are then past due, immediately upon demand by the Buyer).
(c)    All Tax sharing agreements or similar agreements with respect to or involving any Target Company shall be terminated as of the Closing Date with respect to such Target Company and, from and after the Closing Date, no Target Company shall be obligated to make any payment to any Person pursuant to any such agreement or arrangement, and all other rights and obligations resulting from any such agreement or arrangement shall cease.
(d)    If the Seller is permitted but not required under applicable state or local income tax laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.
(e)    In the case of Taxes arising in a taxable period of any Target Company that includes, but does not end on, the Closing Date, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be made on the basis of an interim closing of the books as of the end of the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. The Buyer and the Seller each further agree, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect thereto.
(f)    The Seller and the Buyer shall cooperate, and shall cause their respective Affiliates and representatives to cooperate, fully with each Target Company and each other in connection with the preparation and filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Governmental Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each Party will retain all books and records and all Tax information relating to each Target Company’s Tax periods ending on or before or including the Closing Date until the later of the expiration of the statutes of limitations (as such statutes may be extended) with respect to Taxes for such periods and the conclusion of all litigation with respect to such Taxes, and shall provide each other, as reasonably requested, access to personnel and such books and records and information to the employees, agents and representatives of the requesting party.
(g)    After the Closing, the Buyer shall promptly notify the Seller in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Buyer or the Target Companies which, if determined adversely to the taxpayer after the lapse of time, could be grounds for payment of Taxes by the Seller under this Agreement. Such notice shall contain factual information (to the extent known to the Buyer or the Target Companies) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Buyer fails to give the Seller prompt notice of an asserted Tax liability as required by this Section 5.11(g), then the Seller shall be relieved of any obligation to indemnify for any loss arising out of such asserted Tax liability under this Agreement only to the extent that the Seller is actually prejudiced by the failure of the Buyer to give such notice. The Buyer shall have the sole right to direct and control and make all decisions regarding the Target Companies’ interests in any audit or administrative or court proceeding (a “Contest”) relating to Taxes of the Target Companies, including selection of counsel and selection of a forum for such Contest, with respect to all Tax Returns for all periods other than the Pre-Closing Tax Period and the Straddle Tax Period. The Seller shall have the right to participate in such Contest (at the Seller’s own expense) only to the extent that the Seller reasonably determines that the settlement or handling of such Contest could have an adverse effect on the Seller. The Seller shall have the right to direct and control and make all decisions regarding the Target Companies’ interests in any Contest relating to Taxes of the Target Companies, including selection of counsel and selection of a forum for such Contest, with respect to all Tax Returns which include the operations of the Target Companies for all Pre-Closing Tax Periods. In such Contest, if a taxing authority proposes a change to the taxable income of any of the Target Companies, the Seller shall promptly notify the Buyer and such notice shall contain factual information (to the extent known to the Seller) describing the asserted Tax liability in reasonable detail. The Buyer shall have the right to participate in such Contest (at the Buyer’s own expense) only to the extent that the Buyer reasonably determines that the settlement or handling of such Contest could have an adverse effect on the Buyer for a period after the Closing Date. Any Contest with respect to Taxes for a Straddle Period shall be controlled jointly by the Seller and the Buyer. If either the Buyer or the Seller elects not to direct and control any Contest that it has the right to direct and control (or participate in such direction or control) pursuant to this Section 5.11(g), the other Party may assume control of such Contest. Neither the Buyer nor the Seller may settle or compromise any Contest subject to this Section 5.11(g) without the prior written consent of the other Party; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. The Buyer and the Seller agree to cooperate in the conduct of any Contest.
(h)    All Transfer Taxes incurred in connection with this Agreement shall be borne by the Party incurring such Transfer Tax. The Seller or the Buyer shall file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to such Transfer Taxes. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes) imposed as a result of the transfer of the Purchased Stock pursuant to this Agreement.
5.12.    Transition Services Agreement. If requested by the Buyer, at the Closing the Seller Parties shall enter into a transition services agreement with the Buyer containing customary terms for an initial term of 90 days (with the option of the Buyer to extend for an additional period of 60 days) that shall require the Seller Parties to continue to provide to the Target Companies the administrative and backoffice services currently provided by the Seller Parties to the Target Companies, including without limitation recordkeeping, accounting and similar administrative and bookkeeping services, office services and technology services (including network connectivity, CPU, e-mail, telephone, existing software systems and data storage services). In consideration for the services provided by the Seller Parties pursuant to such transition services agreement, the Buyer shall reimburse the Seller Parties for an amount equal to the out-of-pocket cost to the Seller Parties of providing such services.
5.13.    South Bay Premium Financing. At the Closing, B&G and South Bay Acceptance Corporation, an Affiliate of the Seller, shall enter into an agreement on substantially the terms described in Schedule 5.13.
5.14.    Guarantees. At or prior to the Closing, the Parties shall use their respective Commercially Reasonable Efforts to obtain the release of the Seller and its Affiliates from any Guarantee identified on Schedule 5.14 of the Seller Disclosure Schedule (the “Seller Guarantees”) with respect to the contracts, agreements or instruments to which any Target Company is a party at and immediately following the Closing as identified on Schedule 5.14 of the Seller Disclosure Schedule (the “Guaranteed Contracts”) and, if necessary to obtain such release, the Buyer shall replace such Guarantee with a similar instrument. If any such Guarantee is not released immediately following the Closing, the Buyer shall indemnify and hold Seller and its Affiliates harmless from any and all liabilities and obligations incurred by the Seller or its Affiliates pursuant to such Seller Guarantees with respect to liabilities and obligations arising under the Guaranteed Contracts following the Closing (other than by virtue of any breach of any such Guaranteed Contracts existing at Closing).
5.15.    Confidentiality.
(a)    Following the Closing, for the benefit of the Buyer and the Target Companies, the Seller Parties (i) shall protect, and shall use their respective Commercially Reasonable Efforts to cause their respective directors, managers, partners, officers, employees, owners, lenders, accountants, representatives, agents, consultants, advisors and Affiliates to protect, the confidentiality of all Confidential Information and (ii) agree not to disclose, and to use their respective Commercially Reasonable Best Efforts to cause their respective directors, managers, partners, officers, employees, owners, lenders, accountants, representatives, agents, consultants, advisors and Affiliates not to disclose, such Confidential Information to any other Persons.

(b)    For purposes of this Section 5.15, “Confidential Information” means all proprietary technical, business and other information used primarily in any of the Target Companies’ businesses or relating primarily to such Target Company and which is not generally known to the public, including technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists or information concerning actual or potential customers or suppliers. Confidential Information includes information disclosed or owned by third parties that is treated by a Target Company as confidential or is subject to an obligation of a Target Company to treat such information as confidential, whether such obligation is contractual or arises by operation of law.
(c)    The obligations set forth in Section 5.15(a) shall not apply to any information that the Seller Parties or any of their respective Affiliates can clearly demonstrate: (i) has become generally available to the public through no act or omission of any such party or its representatives and without violation of this Agreement or any other confidentiality obligation; (ii) was obtained by any such party after the Closing in good faith from a non-affiliated third party who disclosed such information to such party on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iii) was required to be disclosed by subpoena or other mandatory legal process, provided that such party promptly gives the Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt along with a copy of any related written correspondence, pleading or other communication, so that the Buyer or the applicable Target Company can obtain an appropriate protective order.
(d)    If requested by the Buyer, effective as of the Closing, the Seller Parties shall assign to the Buyer all rights of the Seller Parties pursuant to all confidentiality and non-solicitation agreements obtained by the Seller Parties in connection with the process known as “Project Sawgrass” through which the Target Companies were marketed for sale.
5.16.    Books and Records. The Buyer agrees (i) to hold all of the books and records of each Target Company existing on the Closing Date and not to destroy or dispose of any such books or records for a period of two (2) years from the Closing Date or such longer time as may be required by law and (ii) following the Closing Date to afford the Seller (or the Seller’s successors or assigns), their accountants and counsel, during normal business hours, upon reasonable request, at any time, full access to such books, records and other data and to the employees of the Buyer and the Target Companies to the extent that such access may be reasonably requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of the Seller’s rights of discovery.
5.17.    No other Discussions. Between the date hereof and the first to occur of the Closing or the termination of this Agreement pursuant to Article VIII hereof, none of the Fortegra Parties shall, and they shall cause their respective Affiliates and representatives not to, (a) solicit, initiate, encourage (including by way of furnishing any information concerning a Target Company), enter into or continue discussions concerning, substantively respond to or otherwise consider any other proposal (whether or not it constitutes an agreement or understanding, whether oral or written) for the acquisition of all or any portion of the capital stock or any material assets of any Target Company (whether by merger, stock purchase, asset purchase or otherwise) or (b) discuss with or disclose to any Person other than the Buyer any confidential information pertaining to the Target Companies, in each case without the prior written consent of the Buyer. The Seller Parties shall, and shall cause their respective Affiliates and representatives to, immediately cease any and all discussions or negotiations of the nature described in clause (a) of the first sentence of this Section 5.17. Additionally, the Seller Parties shall promptly notify the Buyer upon any inquiry by any Person relating to the matters described in clause (a) of the first sentence of this Section 5.17. Without limiting the effect of the foregoing provisions, the Seller agrees that between the date hereof and the Closing Date, it shall not sell, transfer, assign or otherwise dispose of any shares of Purchased Stock, directly or indirectly, or agree to sell, transfer, assign or dispose of any shares of Purchased Stock.
5.18.    Noncompetition.
(a)    Subject to Section 5.18(b), each Seller Party agrees that, after the Closing, the Buyer and its Affiliates shall be entitled to the goodwill and going concern value of the Target Companies and to protect and preserve the same to the maximum extent permitted by law. For this and other reasons and as an inducement to the Buyer to enter into this Agreement, for a period of five (5) years after the Closing Date (the “Restricted Period”), no Seller Party shall directly or indirectly (including through the ownership or control of any entity or through any Affiliate directly or indirectly controlled by a Seller Party): (i) engage in the Restricted Business; (ii) own, control, manage or invest in any Restricted Entity in any capacity, including as an owner, investor, partner, shareholder, member or otherwise; (iii) solicit business with respect to the Restricted Business from any customer, insurance carrier (or risk-bearing Person or syndicate), managing general agent or underwriter, insurance broker or Person with whom any of the Target Companies had as of the Closing (or at any time within two (2) years prior to the Closing Date) a business relationship in respect of their respective businesses (a “Business Partner”), or encourage or assist any Business Partner to reduce, terminate, restrict or otherwise alter its business relationship with any of the Target Companies, or to do business with any other Person; or (iv) solicit or hire any employee of the Target Companies (a “Buyer Employee”), or encourage or assist any Person in soliciting or hiring any Buyer Employee, in each case within the following geographical areas: (A) each city and county in which any Seller Party, any Target Company, any Restricted Entity, any Business Partner or any Buyer Employee is located; (B) each state in which any Seller Party, any Target Company, any Restricted Entity, any Business Partner or any Buyer Employee is located; (C) the United States of America; and (D) worldwide.
(b)    Notwithstanding anything herein to the contrary, it shall not be a breach of the covenant contained in Section 5.18(a) for any Seller Party to (i) own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if such party is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the 60-day period referred to in Rule 13d-3(d)(1)(i)) two percent (2%) or more of any class of securities of such entity and (ii) continue to operate any Restricted Business acquired after the Closing from a non-Affiliated Person that is an immaterial part of a larger acquisition, provided that the operations of such Restricted Business do not generate more than $5 million in annual net revenue while held by Seller Parties or any Affiliate thereof.

(c)    The parties hereto agree that the geographical areas in subparagraph (a) and the other restrictions set forth in this Section are reasonable and completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area or any one restriction in this Section shall not render this Agreement unenforceable as applied to any one or more of the other areas or other restrictions herein.
(d)    Each Seller Party acknowledges that the restrictions set forth in this Section 5.18 are necessary for the protection of the Buyer and its Affiliates and that any breach thereof may cause such Persons irreparable damage, that the Buyer’s and its Affiliates’ remedies at law in the event of such breach would be inadequate, and that, accordingly, the Buyer and its Affiliates shall be entitled to the issuance by a court of competent jurisdiction of an injunction in favor of such Persons enjoining the breach or threatened breach of such restrictions. The foregoing provision shall not constitute a waiver of any other remedies that the Buyer and its Affiliates may have at law or in equity.
(e)    If any provision set forth in this Section 5.18 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree to modify such provision, and that any court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision, or both, or to delete specific words or phrases herefrom (“blue-penciling”), and, in its modified, reduced or blue-penciled form, such provision shall then be enforceable by the parties hereto. In particular, the parties intend that the covenants contained in this Section shall be construed as a series of separate covenants, one for each county, city, state or other location specified.
5.19.    Subsequent Audits. For a period of three (3) years after the date of this Agreement, to the extent reasonably requested by Buyer, the Seller Parties will endeavor to provide reasonable assistance during normal business hours and reasonably cooperate with the Buyer and its certified public accountants, all at the expense of the Buyer, with respect to one (1) audit of the financial statements of the Buyer and its Affiliates that requires an audit of the historical financial statements of Target Companies for any period prior to Closing; provided that the Buyer and its certified public accountants shall conduct themselves so as not to unreasonably interfere in the conduct of the business of the Seller, and the Seller may impose such reasonable limits on such cooperation and assistance as it considers appropriate.
5.20.    E&O Claims. From and after the Closing, the Buyer and the Target Companies shall reasonably cooperate with the Seller and its Affiliates and their respective counsel in connection with the contest or defense of any E&O Claim for which the Seller Parties are obligated to indemnify the Buyer pursuant to Section 9.2(a)(vi), in the event and for so long as any Party is contesting or defending against such E&O Claim.
ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER
The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall, at the option of the Buyer, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

6.1.    No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Fortegra Parties in the performance of any of their respective covenants, agreements and obligations herein; none of the representations and warranties contained in Article II or Article III made by the Fortegra Parties shall (if qualified by materiality) fail to be true and correct in any respect and (if not qualified by materiality) fail to be true and correct in all material respects, in each case on the date hereof and on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer; provided, however, that the Buyer shall not be obligated to purchase the Purchased Stock to be sold hereunder by the Seller if the representations and warranties contained in Section 3.2 fail to be true and correct in all respects on the date hereof and as of the Closing Date as though made on the Closing Date or if the Fortegra Parties fail to comply in all material respects with its covenants; no event, occurrence, development or condition shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Target Companies; and there shall have been delivered to the Buyer by each Seller Party a certificate to such effect, dated the Closing Date and signed by the President or other senior executive officer of such Seller Party.
6.2.    No Order. No Party to this Agreement shall be subject on the Closing Date to any award, decision, injunction, order, ruling or verdict issued or rendered by any court of competent jurisdiction or Governmental Authority that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be pending any proceeding by any Governmental Authority that seeks injunctive or other relief in connection with the transactions contemplated hereby; provided that this Section 6.2 shall not be available to the Buyer if its failure to fulfill its obligations pursuant to this Agreement shall have been the cause of, or shall have resulted in, such order or injunction.
6.3.    No Law. No applicable law shall have been adopted or promulgated having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.
6.4.    HSR. The applicable waiting period, if any, under the HSR Act shall have expired or been terminated.
6.5.    Payoff of Debt; Release of Liens. The Seller Parties shall have caused all Indebtedness for which any Target Company may be liable to be paid off and satisfied in full or in the alternative, such Target Company shall have been fully released and discharged from any liability in respect thereof, and in each case the Seller Parties shall cause all Encumbrances upon the Purchased Stock and the assets of the Target Companies to be released and discharged in full.
6.6.    Employment Agreements. If requested by the Buyer, the Seller Parties shall take all such actions as may be reasonably required to assign to the Target Companies any employment agreements with employees of the Target Companies to which a Seller Party is a party and obtain any consents required from any such employees in connection therewith. If requested by the Buyer, the Target Companies shall enter into an amendment of any employment agreements replacing “Fortegra” and/or its predecessors as the named owner of the applicable Target Company pursuant to such employment agreements.

6.7.    Other Documents. At the Closing Date, the Seller Parties shall deliver the following to the Buyer:
(a)    certificate(s) representing the Purchased Stock, duly endorsed for transfer (or accompanied by duly executed stock powers);
(b)    each Consent described in Schedule 6.7(b), which shall be in full force and effect;
(c)    a certificate, dated as of the Closing Date, from the secretary of each Seller Party, certifying (i) as to the incumbency and signatures of the officers of the Seller Parties who have executed this Agreement and other documents at the Closing and (ii) that attached thereto is a true and complete copy of (A) the articles of incorporation of each Target Company (or comparable organizational document) and all amendments thereto, certified by the Secretary of State of its jurisdiction of organization as of a recent date, (B) the bylaws of each Target Company (or comparable organizational document) and all amendments thereto, and (C) resolutions of the board of directors of the Seller Parties authorizing the execution, delivery and performance of this Agreement by such Seller Parties;
(d)    good standing certificates of each Target Company, dated as of a recent date, from the Secretary of State of its jurisdiction of organization;
(e)    certificates as to the tax good standing status of each Target Company, dated as of a recent date, from its jurisdiction of organization;
(f)    the written resignation of each director and officer as required by Section 5.8;
(g)    each Target Company’s minute book, stock book and corporate seal;
(h)    payoff letters with respect to any Indebtedness of each Target Company, if any, executed by the appropriate lenders, in form and substance satisfactory to the Buyer; and
(i)    such other documents, certificates, instruments and agreements required to be delivered by the Seller Parties pursuant to this Agreement or as may be reasonably requested at least five (5) days prior to the Closing Date by the Buyer in connection with the transactions contemplated hereby.
ARTICLE VII
CONDITIONS PRECEDENT TO
OBLIGATIONS OF THE COMPANIES AND THE SELLER
The obligations of the Fortegra Parties to consummate the transactions contemplated by this Agreement shall, at their respective options, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:
7.1.    No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of the Buyer contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for representations and warranties that are not qualified by a material adverse effect (which need be true and correct except for such inaccuracies as, in the aggregate, would not reasonably be expected to have a material adverse effect) and changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Seller; and there shall have been delivered to the Seller by the Buyer a certificate to such effect, dated the Closing Date and signed by the President or other senior executive officer of the Buyer.
7.2.    No Order. No Party to this Agreement shall be subject on the Closing Date to any award, decision, injunction, order, ruling or verdict issued or rendered by any court of competent jurisdiction or Governmental Authority that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, nor shall there be pending any proceeding by any Governmental Authority that seeks injunctive or other relief in connection with the transactions contemplated hereby; provided that this Section 7.2 shall not be available to the Fortegra Parties if their failure to fulfill their obligations pursuant to this Agreement shall have been the cause of, or shall have resulted in, such order or injunction.
7.3.    No Law. No applicable law shall have been adopted or promulgated having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.
7.4.    HSR. The applicable waiting period, if any, under the HSR Act shall have expired or been terminated.
ARTICLE VIII
TERMINATION
8.1.    Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date: (i) by the mutual consent of the Buyer and the Seller; (ii) by the Buyer in the event that any condition set forth in Article VI shall not be satisfied and shall not be reasonably capable of being satisfied on or prior to the Closing Date; (iii) by the Seller in the event that any condition set forth in Article VII shall not be satisfied and shall not be reasonably capable of being satisfied on or prior to the Closing Date; (iv) by Buyer or Seller upon a material breach of this Agreement by the other Party and a failure to cure such breach after twenty (20) days’ written notice from the non-breaching party, or, if such breach is not capable of being cured within twenty (20) days, if the breaching party has failed to commence actions reasonably likely to cure such breach prior to the Closing; and (v) by the Buyer or the Seller if the Closing shall not have occurred on or before the close of business on December 31, 2013 (or, if the Buyer and the Seller shall have agreed to a later date pursuant to the terms of this Agreement, on or before any such later date) (the “Termination Date”); provided, however, that, if any condition to Closing set forth in Article VI remains unsatisfied or not waived (other than Section 6.7(b)), then the Seller may not terminate this Agreement prior to 6:00 p.m. on March 31, 2014 (the “Outside Date”), if any condition to Closing set forth in Article VII remains unsatisfied or not waived, then the Buyer may not terminate this Agreement prior to the Outside Date, and if the condition to Closing set forth in

Section 6.7(b) remains unsatisfied or not waived, then neither Party may terminate this Agreement prior to 6:00 p.m. on January 20, 2014 (the “Outside Consent Date”); and provided further, that no party may terminate this Agreement pursuant to clauses (ii), (iii), or (v) above if the failure of any condition in Article VI or Article VII to be satisfied or the failure of the Closing to occur on or before the Termination Date, or as applicable, the Outside Date or Outside Consent Date, results from (x) the willful and material breach by such Party of any covenant of this Agreement or (y) such Party’s failure to use the required efforts to consummate the transactions contemplated hereby.
8.2.    Procedure and Effect of Termination. In the event of termination of this Agreement by any Party or Parties entitled to terminate this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties hereto, except that the provisions of Sections 5.1(b), 5.5 and 10.2 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any Party hereto of any liability for any breach of this Agreement.
ARTICLE IX
INDEMNIFICATION
9.1.    Survival.
(a)    Survival. Subject to Section 9.1(c), all representations and warranties of each Party to this Agreement shall, without regard to the dissolution of any Party, remain in full force and effect and survive until 6:00 p.m., Atlanta, Georgia time, on the date that is eighteen (18) months following the Closing Date, except that, subject to Section 9.1(c):
(i)    the representations and warranties set forth in Section 2.1 (Organization of the Companies), Section 2.2 (Capitalization of the Companies), Section 2.3 (Authority of the Companies; Non-contravention); Section 2.14 (Brokers, Finders, etc.), Section 2.19 (Subsidiaries), Section 3.1 (Authority of the Seller; Non-contravention), Section 3.2 (Ownership of Purchased Stock) and Section 3.4 (Brokers, Finders, etc.) (collectively, the “Seller Fundamental Representations”) shall remain in full force and effect and survive indefinitely from and after the Closing Date;
(ii)    the representations and warranties set forth in Section 2.5 (No Undisclosed Liabilities) shall remain in full force and effect and survive until the third anniversary of the Closing Date;
(iii)    the representations and warranties set forth in Section 2.12 (Taxes) and Section 2.13 (Pensions, Employee Welfare and Benefit Plans) shall remain in full force and effect and survive until the thirtieth (30th) day following the termination of the applicable statute of limitations with respect to matters covered in such Sections; and

(iv)    the representations and warranties set forth in Section 4.1 (Organization of the Buyer), Section 4.2 (Authority of the Buyer; Non-contravention) and Section 4.4 (Brokers, Finders, etc.) (collectively, the “Buyer Fundamental Representations”) shall remain in full force and effect and survive indefinitely from and after the Closing Date;
provided, however, for the avoidance of doubt, the covenants and agreements of the Parties set forth herein shall survive in accordance with their respective terms for the periods expressly set forth in such provisions or, if a period is not expressly set forth in any covenant or agreement set forth in this Agreement, indefinitely with respect thereto after the Closing Date.
(b)    Expiration of Claims. In furtherance of the provisions set forth in Section 9.1(a), no indemnification may be made pursuant to Section 9.2(a)(i) or Section 9.3(a)(i) unless the party claiming indemnification shall have given notice of a claim thereunder prior to the end of the relevant survival period set forth in Section 9.1(a). In addition, the Seller Parties shall not be obligated to indemnify the Buyer Indemnities pursuant to Section 9.2(a)(v) unless the Buyer shall have given notice to the Seller Parties of such a claim prior to the date that is thirty (30) days after the end of the relevant statute of limitations set forth in Section 9.1(a)(iii). Notwithstanding the foregoing, if a Claim Notice relating to any representation, warranty or indemnification obligation set forth in Article II, Article III, Article IV or Section 9.2(a)(v) of this Agreement is delivered pursuant to this Article IX on or prior to the expiration of the relevant survival period set forth in Section 9.1(a) or this Section 9.1(b) (with respect to any claim pursuant to Section 9.2(a)(v)), then, notwithstanding anything to the contrary contained in this Section 9.1, such representation, warranty or indemnification obligation shall not expire to the extent of the subject matter of such Claim Notice, but rather shall remain in full force and effect and survive to the extent of the subject matter of such Claim Notice until such time as such Claim Notice has been fully and finally resolved in accordance with this Article IX, either (i) by means of a written settlement agreement executed by Seller, the Companies and the Buyer, as applicable, or (ii) by means of a final, non-appealable judgment issued by a court of competent jurisdiction.
(c)    Claim Notice. For purposes of this Agreement, a “Claim Notice” means a notice delivered in good faith by (x) any Buyer Indemnitee to the Seller (which shall be deemed delivered on behalf of all Buyer Indemnitees), stating that such Buyer Indemnitee believes that a Seller Indemnifiable Matter exists, or (y) by the Seller to the Buyer, stating that the Seller believes that a Buyer Indemnifiable Matter exists. A Claim Notice shall be delivered in accordance with the notice provisions in Section 10.1, and shall contain (i) a sufficiently detailed description of the claim such that the Seller or Buyer, as applicable, is reasonably advised of the relevant facts and circumstances, to the extent reasonably available to the Buyer or Seller, as applicable, related thereto, and (ii) a non-binding, preliminary good-faith estimate of the aggregate dollar amount of the actual and potential Losses that have arisen and may arise as a result of the Buyer Indemnifiable Matter or the Seller Indemnifiable Matter (the “Claimed Amount”).

9.2.    Indemnification by Seller Parties.
(a)    Seller Indemnification. From and after the Closing, and subject to any applicable limitation set forth in this Article IX, the Seller Parties, jointly and severally, shall hold harmless, indemnify and defend the Buyer and each of its officers, directors, agents, representatives and Affiliates (each, a “Buyer Indemnitee”) from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any and all Losses that are directly or indirectly suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject at any time (regardless of whether or not such Losses relate to any Third-Party Claim) and that arise directly or indirectly from or in connection with any of the following (each, a “Seller Indemnifiable Matter”):
(i)    any breach of any of the representations or warranties made by the Seller Parties or any Target Company in this Agreement;
(ii)    any breach of any covenant or obligation of the Seller Parties or any Target Company contained in this Agreement;
(iii)    any Losses payable by any Target Company in connection with the Excluded Litigation/Liabilities; or
(vi)    any Indebtedness of any Target Company not paid and discharged in full on or prior to the Closing;
(v)    any (i) Taxes imposed on the Target Companies or for which the Target Companies may otherwise be liable with respect to Tax periods through the Closing (but in respect of any such period that ends after the Closing Date, only with respect to the portion of such period up to and including the Closing); or (ii) any liabilities or obligations of the Target Companies arising after the Closing under any employee benefit plans of the Seller Parties in which any employees of the Target Companies participated prior to the Closing; but in each case specifically excluding any liabilities to the extent the amount of such liabilities is included as a current liability on the Closing Balance Sheet; or
(vi)    any Claim brought prior to the third anniversary of the Closing Date by a third party (including for this purpose by a Seller Party and any of its Affiliates) arising out of any alleged “errors and omissions” (as such term is commonly understood in the insurance industry) of any Target Company and/or its employees, officers or agents related to the operation of such Target Company’s business on or prior to Closing Date, whether or not covered by an insurance policy of such Target Company or any of its Affiliates (each, an “E&O Claim”), but specifically excluding any E&O Claim to the extent the amount of such E&O Claim is included as a current liability on the Closing Balance Sheet;
(b)    Application of Limitations. Except as otherwise provided in Section 9.2(c), the Seller Parties shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) for any inaccuracy or breach of the representations and warranties made by the Seller Parties or any Target Company in Articles II or III of this Agreement until such time as the total amount of all Losses in respect of all indemnification claims pursuant to Section 9.2(a)(i), in the aggregate, exceeds $417,500 (the “Indemnification Threshold”). If the total amount of such Losses, in the aggregate, exceeds the Indemnification Threshold, the Buyer Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Losses to the extent the amount of such Losses exceeds the Indemnification Threshold. Subject to Section 9.2(c), the aggregate liability of the Seller Parties in respect of an indemnification payment pursuant to Section 9.2(a)(i) shall not exceed $14,612,500 (the “Indemnification Cap”). The Buyer Indemnitees will not be entitled to indemnification pursuant to Section 9.2(a)(i) for Losses to the extent that the amount of such Loss is reflected as a current liability on the Closing Balance Sheet.
(c)    Exceptions to Limitations. The limitations on the indemnification obligations of the Seller Parties set forth in Section 9.2(b) shall not apply to any inaccuracy in or breach of any Seller Fundamental Representation, and the Indemnification Cap limitation on the obligations of the Seller Parties shall not apply to any inaccuracy in or breach of Section 2.12 (Taxes).
(d)    Limitations with Respect to E&O Claims. The Seller Parties shall not be required to make any indemnification payment pursuant to Section 9.2(a)(vi) for any individual E&O Claim unless the total amount of Losses for such E&O Claim exceeds $25,000 (a “Qualified E&O Claim”). If the total amount of such Losses for a Qualified E&O Claim exceeds $25,000, the Buyer Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Losses relating to such Qualified E&O Claim only to the extent that the amount of such Losses exceeds $25,000. The Seller Parties shall not be obligated to indemnify for an E&O Claim pursuant to Section 9.2(a)(vi) unless (i) the Buyer shall have given notice of such E&O Claim prior to the close of business on the third anniversary of the Closing Date, and (ii) the Buyer and the Target Companies shall have complied in all material respects with their obligations with respect to such E&O Claim under Section 5.20.
(e)    Accounts Receivable.
(i)    The Seller Parties hereby agree to pay to the Buyer any amount of accounts receivable included in the Closing Balance Sheet that has not been collected in full by the Target Companies on or prior to the first anniversary of the Closing Date, in accordance with this Section 9.2(e).
(ii)    At the Closing, the Seller will deliver a schedule (the “Closing Receivable Schedule”) of all outstanding accounts receivable of the Target Companies to the extent included in the Closing Balance Sheet (the “Closing Receivables”). The Parties hereby agree that the Closing Receivable Schedule and Closing Receivables shall be revised to the extent necessary to reflect any changes in the composition or amount of such accounts receivable pursuant to Sections 1.4(c) and (d), and for purposes of this Section 9.2(e) the terms “Closing Receivable Schedule” and “Closing Receivables” shall give effect to all such changes. Following the Closing, the Buyer shall and shall cause the Target Companies to use commercially reasonable efforts to collect all of the Closing Receivables when due, which efforts shall not be any less than the efforts that the applicable Target Company employs in the collection of its other accounts receivables in the ordinary course of business. If an obligor has obligations with respect to accounts included in the Closing Receivables and accounts not included in the Closing Receivables, then except for amounts collected by the Target Companies that are reasonably apparent to be designated by the obligor for payment against a particular invoice or amount not relating to Closing Receivables, all payments upon accounts by any obligor to a Target Company shall be applied first to Closing Receivables.
(iii)    Within thirty (30) days following the first anniversary of the Closing Date, the Buyer shall deliver to the Seller a schedule (the “Anniversary Receivable Schedule”) listing each Closing Receivable which was not collected in the full amount reflected on the Closing Receivable Schedule as of such anniversary, including such amounts that remain uncollected as of such date (such aggregate uncollected amount is referred to as the “Receivable Balance”). The Seller shall have twenty (20) days from receipt of such Anniversary Receivable Schedule (the “Receivable Review Period”) to review the Anniversary Receivable Schedule and to notify the Buyer in writing on or prior to the expiration of the Receivable Review Period of any disagreement with the Receivable Balance. If the Seller does not notify Buyer on or before the expiration of the Receivable Review Period, the Anniversary Receivable Schedule shall be final and binding on the Buyer and the Seller. The Buyer shall, and shall cause the Target Companies to, cooperate in all reasonable respects with the Seller with respect to reasonable requests for information necessary to review and verify the Anniversary Receivable Schedule, and shall provide the Seller with any reasonable access to books, records and other documents or records it reasonably requests. If the Seller and the Buyer are unable to resolve any disagreement related to the Anniversary Receivable Schedule within ten (10) days following the end of the Receivable Review Period, then the Buyer and the Seller shall promptly (but no later than five (5) business days thereafter) engage the Independent Accountant to resolve such disagreement and to make a determination with respect thereto. Such determination by the Independent Accountant shall be made within 14 days of its engagement by the Buyer and the Seller, and such determination shall be final and binding on the Buyer and the Seller. The costs and fees of the Independent Accountant shall be borne by the Buyer and the Seller in relation to the aggregate amount in dispute determined against such Party.
(iv)    Within five (5) business days after the final determination of the Receivable Balance in accordance herewith, the Seller Parties shall pay to the Buyer an amount equal to the Receivable Balance. The Seller Parties shall be subrogated to the rights of the Buyer and the Target Companies with respect to any Closing Receivable as to which the Seller pays the Buyer, and the Buyer shall cause the applicable Target Company to assign such Closing Receivables to the Seller promptly following payment of the Receivable Balance with respect to such Closing Receivables by the Seller Parties.

(f)    Certain Consents Not Obtained Prior to Closing. The parties shall each cooperate with each other and use Commercially Reasonable Efforts to obtain the Consents identified on Schedule 9.2(f) (the “Other Consents”) on or prior to the Closing, and, if not so obtained prior to the Closing, then each party shall continue to use Commercially Reasonable Efforts to obtain such Other Consents as promptly as possible after the Closing. If any Other Consent is not obtained prior to the Closing, the parties will use Commercially Reasonable Efforts to mitigate any Losses attributable to the failure of the parties’ to obtain such Other Consents. The Seller Parties shall indemnify the Buyer for all Losses that arise directly or indirectly from or in connection with the failure to obtain any Other Consent.
9.3.    Indemnification by Buyer.
(a)    Buyer Indemnification. From and after Closing and subject to any applicable limitation set forth in this Article IX, the Buyer shall indemnify, hold harmless, and defend the Seller from and against, and shall compensate and reimburse the Seller for, any and all Losses that are directly or indirectly suffered or incurred by the Seller or to which the Seller may otherwise become subject at any time (regardless of whether or not such Losses relate to any Third-Party Claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with any of the following (each, a “Buyer Indemnifiable Matter”):
(i)    any inaccuracy in or breach of any of the representations or warranties made by the Buyer in this Agreement; and
(ii)    any breach of any covenant or obligation of the Buyer contained in this Agreement.
(b)    Application of Limitations. Except as otherwise provided in Section 9.3(c), the Buyer shall not be required to make any indemnification payment pursuant to Section 9.3(a)(i) for any breach of the Buyer’s representations and warranties in Article IV of this Agreement until such time as the total amount of all Losses in respect of claims pursuant to Section 9.3(a)(i), in the aggregate, exceeds the Indemnification Threshold. If the total amount of such Losses, in the aggregate, exceeds the Indemnification Threshold, the Seller shall be entitled to be indemnified against and compensated and reimbursed for all Losses to the extent the amount of such Losses exceeds the Indemnification Threshold. The aggregate liability of the Buyer under Section 9.3(a)(i) of this Article IX shall not exceed the Indemnification Cap.
(c)    Exceptions to Limitations. The limitations on the indemnification obligations of the Buyer set forth in Section 9.3(b) shall not apply to any inaccuracy in or breach of any Buyer Fundamental Representation.
9.4.    Defense of Third-Party Claims.
(a)    Notice of Third Party Claim. If any Person shall claim indemnification hereunder arising from any claim (including an E&O Claim) or demand of a third party (each, a “Third-Party Claim”), the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail (a “Third Party Claim Notice”). The failure of the Indemnfied Party to so promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced by the failure to give such notice, and except as provided in Sections 9.1(b) and 9.2(d). For the avoidance of doubt, any notice provided by an Indemnified Party to an Indemnifying Party pursuant to this Section 9.4(a) shall satisfy the requirements of Section 9.1(c).
(b)    The Indemnifying Party’s Election to Assume Defense. Unless the claim involves Taxes, the Indemnifying Party shall have the right, at its election, to assume the defense of such Third-Party Claim, if (i) the Indemnifying Party provides written notice to the Indemnified Party within ten (10) days following the date of the Third Party Claim Notice that the Indemnifying Party intends to undertake such defense and by such notice it shall be conclusively established that the Indemnifying Party is entitled to indemnification with respect to such Third Party Claim, (ii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party and (iii) if the Indemnifying Party is a party to the proceeding, the Indemnified Party has not been advised by counsel that joint counsel for the Indemnified Party and the relevant Indemnifying Party would result in a conflict under the applicable rules of professional conduct. Subject to Section 9.4(c), if the Indemnifying Party elects to assume the defense of any such Third-Party Claim:
(i)    The Indemnifying Party shall proceed to defend such Third-Party Claim in a diligent manner;
(ii)    The Indemnified Party shall make available to the Indemnifying Party any non-privileged documents and materials in the possession of the Indemnified Party that may be reasonably necessary to the defense of such Third-Party Claim;
(iii)    The Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such Third-Party Claim, including contemporaneously providing copies of any materials disclosed to any other Person in connection with the defense of such Third-Party Claim;
(iv)    The Indemnified Party shall have the right to participate at its sole cost and expense in the defense of such Third-Party Claim; and
(v)    The Indemnifying Party shall have the right to settle, adjust, or compromise such Third-Party Claim only with the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld. The Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claim effected without such consent.
(c)    Indemnified Party’s Right of Defense. If the Indemnifying Party does not elect to assume the defense of such Third-Party Claim or the Indemnifying Party elects to assume the defense of such Third-Party Claim, but subsequently breaches any of its obligations under Section 9.4(b), then the Indemnified Party may, at its election, proceed with the defense of such Third-Party Claim on its own under Section 9.4(d).
(d)    Indemnified Party’s Defense of Third-Party Claim. If the Indemnified Party proceeds with the defense of any Third-Party Claim under Section 9.4(c):
(i)    the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such Third-Party Claim;
(ii)    the Indemnifying Party shall be entitled, at its expense, to participate in any defense of such claim, and, in such event, the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such Third-Party Claim; and
(iii)    the Indemnified Party shall have the right to settle, adjust, or compromise such Third-Party Claim with the consent of the Indemnifying Party, which consent shall not be unreasonably delayed, conditioned or withheld.
9.5.    Exclusive Remedy. Other than the equitable relief and claims involving intentional misrepresentation or fraud, after the Closing Date, the exclusive remedy of any Party or other Person entitled to indemnification under this Article IX for Losses arising out of or relating to any Buyer Indemnifiable Matter or Seller Indemnifiable Matter, as applicable, shall be indemnification under this Article IX. Any amount payable by a Party with respect to a Seller Indemnifiable Matter or a Buyer Indemnifiable Matter, as the case may be, shall be reduced to the extent of any insurance recoveries actually received by Indemnified Party with respect to such matter.
9.6.    Release of Target Companies. Effective as of the Closing and surviving indefinitely, the Seller Parties, on their behalf and on behalf of their respective Affiliates and subsidiaries and each of their respective heirs, legal successors, administrators, executors and assigns (other than, if applicable, the Target Companies) (collectively, the “Releasing Parties”), hereby irrevocably waive, release and discharge, absolutely and forever, each of the Target Companies and each and all of their respective present and former officers, directors, employees, attorneys, representatives, agents, executors and assigns (collectively, the “Released Parties”) from any and all liabilities to the Releasing Parties of any kind and nature whatsoever (including in respect of any rights of contribution or indemnification) in respect of facts, events, circumstances or conditions occurring or arising prior to the consummation of the transactions contemplated by this Agreement, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise at law or equity, whether in administrative proceedings or in arbitration and whether known or unknown, suspected or unsuspected, material or immaterial, absolute or contingent, direct or indirect or nominally or beneficially claimed or possessed, but not including any rights of the Seller Parties against a current or former officer, employee or agent of a Target Company arising out of, or in connection with, such person’s acts or omissions that involve fraud, theft or knowing violation of law to the extent not covered by insurance (without regard to any deductibles) held by the Seller Parties (except to the extent such officer, employee or agent is entitled to be indemnified by any Target Company or a Target Company is otherwise liable in respect to such act or omission) (the “Released Claims”). The Seller Parties acknowledge that there is a possibility that subsequent to the execution of this Agreement, a Releasing Party may discover facts or claims that were unknown or unsuspected at the time this Agreement was executed and which if known by a Releasing Party at that time may have materially affected the Seller Parties’ decision to execute this Agreement. The Seller Parties acknowledge and agree that by reason of this Agreement and the release contained herein, they are assuming any risk of such unknown facts and such unknown and unsuspected claims. Effective as of the Closing, the Seller Parties hereby covenant not to (and the Seller Parties shall cause each of the Releasing Parties not to) bring any claims, suits or actions arising out of, related to, in respect of or in connection with the Released Claims against any of the Released Parties. In addition, the Seller Parties hereby covenant not to (and the Seller Parties shall cause each of the Releasing Parties not to) bring any claim, suit or action arising out of, related to, in respect of or in connection with the Released Claims against any of the former or current officers or directors of the Target Companies.
9.7.    Materiality Scrape. For purposes of this Article IX. The determination of the amount of Losses sustained or suffered arising out of or connected to any misrepresentation or breach of any of the representations and warranties contained in Article II, III or IV of this Agreement for purposes of Sections 9.2(a)(i) and 9.3(a)(i) shall be made without giving effect to any “material,” “materiality,” or “Material Adverse Effect” qualification (or words of similar import) contained in such representation and warranty.
9.8.    Treatment of Indemnity Payments for Tax Purposes. Except as otherwise required by applicable law, all amounts payable by a Party to or for the benefit of the other Party under this Article IX shall, for Tax purposes, be treated as an adjustment to the Purchase Price hereunder.
ARTICLE X
GENERAL PROVISIONS
10.1.    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five (5) business days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one (1) business day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by cable, telegram, facsimile, electronic mail or telecopy, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)    if to the Buyer:
AmWINS Holdings, LLC
c/o AmWINS Group, LLC
4725 Piedmont Row Drive, Suite 600
Charlotte, North Carolina 28210
Attn: M. Steve DeCarlo, Chief Executive Officer
Facsimile: 704-943-9000
Email: steve.decarlo@amwins.com

with copies to:
AmWINS Holdings, LLC
c/o AmWINS Group, LLC
4725 Piedmont Row Drive, Suite 600
Charlotte, North Carolina 28210
Attn: Donna L. Hargrove, General Counsel
Facsimile: 704-943-9000
Email: donna.hargrove@amwins.com

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attn: David W. Dabbs
Facsimile: 740-339-3410
Email: ddabbs@rbh.com

(b)    if to the Seller Parties or, prior to the Closing, any Target Company:
Fortegra Financial Corporation
10151 Deerwood Park Blvd
Building 100, Suite 330
Jacksonville, FL 32256-0566
Attention: General Counsel
Email: generalcounsel@fortegra.com

with copies to:
Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street, NE, Suite 2800
Atlanta, Georgia 30309
Attention: W. Benjamin Barkley
Fax No.: (404) 541-3121
Email: bbarkley@kilpatricktownsend.com

10.2.    Expenses. Subject to Section 8.2, and except as otherwise provided herein, each Party hereto shall pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. The foregoing notwithstanding, the Seller Parties shall pay all costs and expenses incurred by the Fortegra Parties in connection with the transactions contemplated hereby, including without limitation the fees and expenses of counsel to the Fortegra Parties and all amounts (including, fees, commissions and/or expenses) due to Sandler O’Neill & Partners, L.P., by the Fortegra Parties in connection with the transactions contemplated by this Agreement.
10.3.    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable in any respect, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
10.4.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties.
10.5.    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine, electronic mail or other electronic device (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re‑execute original forms thereof and deliver them to all other parties. No party hereto or to any such other agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
10.6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
10.7.    Assignment; Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that the Buyer may collaterally assign its rights hereunder to any of its Affiliates or to any financial institution providing credit to the Buyer; provided, further, that no such assignment shall relieve the Buyer of any of its liabilities or obligations hereunder without the written consent of the Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.
10.8.    No Third Party Beneficiaries. Except as provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
10.9.    Descriptive Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
10.10.    Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein, and each representation, warranty and covenant set forth herein shall have independent significance. The Seller Disclosure Schedule and the Buyer Disclosure Schedule shall be organized by section so that the items disclosed therein shall clearly correspond to the section of this Agreement to which they relate. Notwithstanding the foregoing, any matter disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed to qualify each representation and warranty of the Fortegra Parties and the Buyer, respectively, notwithstanding the lack of a specific cross-reference, to the extent that its applicability to a particular representation, warranty, agreement or condition is reasonably apparent from the disclosure thereof elsewhere on such disclosure schedules.
10.11.    No Implied Representation. It is understood that any cost estimates, projections or other predictions contained or referred to in the offering materials that have been provided to the Buyer by the Fortegra Parties are not and shall not be deemed to be representations or warranties of any Fortegra Party.
10.12.    Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule or Exhibit is or is not material for purposes of this Agreement.
10.13.    Interpretation. As used in this Agreement, (i) the words “includes” and “including” and words of similar import shall be deemed to be followed by the words “without limitation”; (ii) “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other Purchased Stock, by contract or otherwise; (iii) references to “knowledge” or words of similar import in this Agreement shall mean the actual knowledge, after reasonable inquiry, of the persons named in the Seller Disclosure Schedule (where used herein with respect to the Fortegra Parties) and shall mean the actual knowledge, after reasonable inquiry, of the persons named in the Buyer Disclosure Schedule (where used with respect to the Buyer); (iv) definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (v) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (vi) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (vii) the word “or” shall not be exclusive; (viii) provisions shall apply, when appropriate, to successive events and transactions; and (ix) all accounting terms used herein and not expressly defined shall have the meaning given to them under GAAP.
10.14.    Reasonable Consent Required. Where any provision of this Agreement requires a Party to obtain the consent, approval or other acquiescence of any other Party, such consent, approval or other acquiescence shall not be unreasonably conditioned, withheld or delayed by such other Party.
10.15.    Entire Agreement; Amendments. This Agreement, including the Schedules and Exhibits, contains the entire understanding of the Parties hereto with regard to the subject matter contained herein. The Parties may, only by mutual agreement in writing, amend, modify and supplement this Agreement (including any supplement to the Seller Disclosure Schedule or Buyer Disclosure Schedule delivered after the date of this Agreement). Any such agreement shall be validly and sufficiently authorized for purposes of this Agreement if it is signed by the Parties.
10.16.    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
10.17.    Consent to Jurisdiction. Each of the Parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

10.18.    Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court sitting in the State of Delaware or in any Delaware state court, in addition to any other remedy to which any Party is entitled at law or in equity.
ARTICLE XI
DEFINITIONS
In addition to the other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the meanings specified or referred to below:
“409A Plan” has the meaning specified in Section 2.12(f).
“Acquisition Date” means, with respect to eReinsure and its Subsidiary, March 11, 2011, and with respect to B&G, April 15, 2009.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person.
“Agreement” has the meaning specified in the preamble of this Agreement.
“AmWINS” means American Wholesale Insurance Holding Company, LLC, a Delaware limited liability company.
“Antitrust Laws” has the meaning specified in Section 5.3(a).
“B&G” has the meaning specified in the preamble of this Agreement.
“B&G Shares” has the meaning specified in Section 2.2.
“B&G Stock” has the meaning specified in Section 2.2.
“Business Partner” has the meaning specified in Section 5.18(a).
“Buyer” has the meaning specified in the preamble of this Agreement.
“Buyer Disclosure Schedule” has the meaning specified in Section 4.2(b).
“Buyer Employee” has the meaning specified in Section 5.18(a).
“Buyer Fundamental Representations” has the meaning specified in Section 9.1(a)(iv).
“Buyer Indemnifiable Matter” has the meaning specified in Section 9.3(a).
“Buyer Indemnitee” has the meaning specified in Section 9.2(a).

“Buyer Plans” has the meaning specified in Section 5.7.
“Capital Expenditures” means the acquisition by purchase, lease or otherwise of assets that would be capitalized on a balance sheet.
“Charter” means as to any entity the articles or certificate of incorporation of such entity, as amended.
“Claim Notice” has the meaning specified in Section 9.1(c).
“Claimed Amount” has the meaning specified in Section 9.1(c).
“Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings.
“Closing” has the meaning specified in Section 1.2.
“Closing Balance Sheet” means (i) until the Final Closing Balance Sheet is deemed to be final pursuant to Section 1.4, the Draft Closing Balance Sheet, and (ii) thereafter, the Final Closing Balance Sheet.
“Closing Date” has the meaning specified in Section 1.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby, or to expend any material sum, grant or agree to any material concession or incur any other material burden.
“Commissions” has the meaning specified in Section 2.8(a)(i).
“Companies” has the meaning specified in the preamble of this Agreement.
“Company” has the meaning specified in the preamble of this Agreement.
“Company Employees” has the meaning specified in Section 5.7.
“Confidential Information” has the meaning specified in Section 5.15(b).
“Confidentiality Agreement” has the meaning specified in Section 5.1(b).
“Contest” has the meaning specified in Section 5.11(g).
“Contract” has the meaning specified in Section 2.8(a).

“Control” has the meaning specified in Section 10.13.
“Controlled by” has the meaning specified in Section 10.13.
“Copyright” means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty.
“Designated eReinsure Business Partner” means the eReinsure Business Partner designated as such on the list of Persons listed on Schedule 2.4(c)(ix)(A).
“Draft Closing Balance Sheet” has the meaning specified in Section 1.4(a).
“Draft Closing Schedule” has the meaning specified in Section 1.4(a).
“E&O Claim” has the meaning specified in Section 9.2(a)(vi).
“Electronic Delivery” has the meaning specified in Section 10.5.
“Encumbrance” means any Lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other encumbrance or restriction of any kind.
“Environmental Laws” has the meaning specified in Section 2.10.
“eReinsure” has the meaning specified in the preamble of this Agreement.
“eReinsure Business Partners” has the meaning specified in Section 2.4(c)(ix).
“eReinsure Shares” has the meaning specified in Section 2.2.
“eReinsure Stock” has the meaning specified in Section 2.2(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning specified in Section 2.13(a).
“Estimated Amount” has the meaning specified in Section 1.4(c).
“Estimated Long-Term Debt” has the meaning specified in Section 1.4(a).
“Estimated Working Capital” has the meaning specified in Section 1.4(a).
“Excluded Litigation/Liabilities” means those Claims described in Section 2.5 of the Seller Disclosure Schedule or that are described (or should have been described) in Section 2.6 of the Seller Disclosure Schedule.
“Final Amount” has the meaning specified in Section 1.4(c).

“Final Closing Balance Sheet” has the meaning specified in Section 1.4(c).
“Final Closing Schedule” has the meaning specified in Section 1.4(c).
“Final Long-Term Debt” has the meaning specified in Section 1.4(c).
“Final Working Capital” has the meaning specified in Section 1.4(c).
“Financial Statements” means, collectively, (a) the unaudited consolidated balance sheets and statements of income and changes in shareholders’ equity of the Target Companies as of and for the years ended December 31, 2011 and December 31, 2012, and (b) the Interim Financial Statements.
“Fortegra” has the meaning specified in the preamble of this Agreement.
“Fortegra Parties” means, collectively, the Target Companies and the Seller Parties.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Authority” means any court, government (federal, state, local, foreign or multinational), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
“Governmental Filings” has the meaning specified in Section 5.2(a).
“Governmental Permits” has the meaning specified in Section 2.7(a).
“Guarantee” shall mean a guarantee or other credit support instrument pursuant to which Seller or any of its Affiliates (other than the Target Companies) guarantee or are otherwise liable for any obligations or liabilites of any Target Company.
“Guaranteed Contracts” has the meaning specified in Section 5.14.
“Hazardous Substance” has the meaning specified in Section 2.10.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means debt for borrowed money, debt evidenced by bonds, debentures, notes and similar instruments, contingent liabilities under letters of credit, obligations under conditional sales agreements, any obligation for the deferred purchase price of property or services, capital lease obligations, obligations of others secured by an Encumbrance, any obligations under a derivative instrument, conditional sales agreement and any of the foregoing third-party obligations guaranteed by any Target Company (together with any unpaid interest, penalties and other amounts).
“Indemnification Cap” has the meaning specified in Section 9.2(b).
“Indemnification Threshold” has the meaning specified in Section 9.2(b).

“Indemnified Party” has the meaning specified in Section 9.4(a).
“Indemnifying Party” has the meaning specified in Section 9.4(a).
“Independent Accountant” has the meaning specified in Section 1.4(d).
“Insurance Market” has the meaning specified in Section 2.7(d).
“Interim Financial Statements” means the unaudited consolidated balance sheet and the unaudited consolidated statement of income of the Target Companies as of and for the ten (10) months ended October 31, 2013
“IRS” means the Internal Revenue Service.
“Key Employee” means any director, officer or employee of any Target Company whose cash compensation (base salary and bonus) on an annualized basis exceeds $100,000 (with respect to eReinsure and its Subsidiary) or $175,000 (with respect to B&G) as well as each employee identified as a “Designated Senior Employee” on Schedule 2.4(c)(x)(A) of the Seller Disclosure Schedule (a “Designated Senior Employee”) and each employee identified as a “Designated Key Employee” on Schedule 2.4(c)(x)(A) of the Seller Disclosure Schedule (a “Designated Key Employee”).
“Know-How” means ideas, designs, concepts, compilations of information methods, techniques, procedures and processes, whether or not patentable.
“Knowledge” has the meaning specified in Section 10.13.
“Lease” has the meaning specified in Section 2.9(a).
“Leased Properties” has the meaning specified in Section 2.9(a).
“Liabilities” has the meaning specified in Section 2.5.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease (meaning any leasing or similar arrangement which is classified as a capital lease in the Financial Statements), any financing lease bearing substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code (as in effect in any jurisdiction) or any comparable law, and any contingent or other agreement to provide any of the foregoing.
“Long-Term Debt” means the amount (if any) of any long-term debt (including any Indebtedness) of the Target Companies as of the Closing, as determined in accordance with GAAP.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, Claims, actions, causes of action, assessments, deficiencies and other charges, including all reasonable third-party costs incurred to investigate or defend any such loss (including reasonable attorney’s fees and expenses).
“Made Available” has the meaning specified in Section 2.8(b).
“Mark” means any word, name, symbol or device used by a Person to identify its products or services, whether or not registered, and goodwill associated with the foregoing, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application. As used in this Agreement, the term “Mark” includes trademarks and service marks.
“Material Adverse Effect” means any change or effect that is or would reasonably be expected to be materially adverse to (a) the financial condition, businesses or results of operations of the Target Companies taken as a whole or (b) the ability of any Fortegra Party to consummate the transactions contemplated hereby, in each case other than any change or effect arising out of (i) any change in the economy in general or the markets in which any Target Company operates, (ii) this Agreement or the transactions contemplated hereby, including the announcement or pendency thereof, (iii) the Buyer’s actions or omissions in violation of the Agreement or the Confidentiality Agreement, (iv) changes in GAAP, (v) any act of terrorism, declaration of war or other global unrest or international hostilities or (vi) any earthquake, hurricane, tornado, storm, flood, wildfire or other natural disaster, except, in the case of subclauses (i), (iv), (v) or (vi), to the extent such change or effect has had or would reasonably be expected to have a disproportionate impact on any Target Company relative to the industry in which such Target Company operates. For the avoidance of doubt, the Parties hereby acknowledge and agree that a Material Adverse Effect shall be deemed to have occurred if (a) with respect to eReinsure, (x) there is a loss or termination of the business relationship with any of the eReinsure Business Partners, or (y) there is a material adverse change in the business relationships with the Designated eReinsure Business Partner or any two of the other eReinsure Business Partners, or (b) the employment of any Designated Senior Employee or any two (2) Designated Key Employees terminates prior to Closing for any reason (whether such termination of employment is initiated by any Target Company or by such employee, with or without cause, or is by virtue of the death or disability of such employee).
“Material Contracts” has the meaning specified in Section 2.8(a).
“Notice of Disagreement” has the meaning specified in Section 1.4(d).
“Old Plans” has the meaning specified in Section 5.7.
“Out-Licensed Software” has the meaning specified in Section 2.22(i)(ii).
“Owned Software” has the meaning specified in Section 2.22(i)(i).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions of said Corporation.

“Parties” means, collectively, each of the Companies, the Seller Parties and the Buyer, and, individually, any one or more of them, as the context requires.
“Patent” means any patent granted by the U.S. Patent and Trademark Office or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application.
“Pension Benefit Plan” has the meaning specified in Section 2.13(c).
“Permitted Encumbrance” means, with respect to or upon any of the property or assets of a Company, whether owned as of the date hereof or thereafter, any (i) Liens incurred and deposits made in the ordinary course of business consistent with past practices in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits; (ii) Liens imposed by law, such as carriers’, warehouseman’s, mechanics’, and materialmen’s, incurred in good faith in the ordinary course of business consistent with past practices and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which such Target Company shall have set aside on its books adequate reserves in accordance with GAAP; and (iii) Liens securing the payment of Taxes, either not delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which such Target Company shall have set aside on its books adequate reserves in accordance with GAAP, in the case of (i), (ii) and (iii) to the extent, individually or in the aggregate, not material to the use or value of the assets to which they pertain.
“Person” means and includes an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and any Governmental Authority.
“Plans” has the meaning specified in Section 2.13(a).
“Pre-Closing Tax Period” has the meaning specified in Section 5.11(a).
“Producer” has the meaning specified in in Section 2.7(b).
“Producer Permits” has the meaning specified in Section 2.7(b).
“Proprietary Rights” means Copyrights, Marks, Trade Secrets, Patents (including any rights arising out of the Patent applications) and the right to use ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other Know-How, whether or not patentable or secret.
“Purchase Price” has the meaning specified in Section 1.1.
“Purchased Stock” has the meaning specified in the recitals of this Agreement.
“Qualified E&O Claim” has the meaning specified in Section 9.2(d).

“Release” has the meaning specified in Section 2.10.
“Released Claims” has the meaning specified in Section 9.6.
“Released Parties” has the meaning specified in Section 9.6.
“Releasing Parties” has the meaning specified in Section 9.6.
“Restricted Business” means the business of (i) acting as a wholesale insurance broker or managing general agent or managing general underwriter in the property and casualty insurance market or (ii) selling or licensing a computerized system or an online platform for the negotiation and/or placement of facultative reinsurance.
“Restricted Entity” means any entity engaged in the Restricted Business.
“Restricted Period” has the meaning specified in Section 5.18(a).
“Return” has the meaning specified in Section 2.12(l).
“Review Period” has the meaning specified in Section 1.4(c).
“Sawgrass Group” has the meaning specified in Section 2.12(m).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning specified in the preamble of this Agreement.
“Seller Disclosure Schedule” has the meaning specified in Section 2.2(b).
“Seller Fundamental Representations” has the meaning specified in Section 9.1(a)(i).
“Seller Guarantees” has the meaning specified in Section 5.14.
“Seller Indemnifiable Matter” has the meaning specified in Section 9.2(a).
“Seller Marks” has the meaning specified in Section 5.10.
“Seller Parties” has the meaning specified in the preamble of this Agreement.
“Software” means computer software, including all operating systems, application programs, firmware, software embedded with any equipment or product and stand-alone software, and any and all Source Code and object code of or to the foregoing or any portion thereof, software development tools (including assemblers, compilers, converters, utilities, compression simulation and emulation tools and scripts), libraries, algorithms, routines, subroutines, commented and documented code, programmer’s notes, system architecture, logic flow, data, technical specifications, modules, computer applications, and operating programs, interfaces, databases and documentation thereof, including any modifications, enhancements, updates, upgrades and derivative works of any of the items described above.

“Source Code” means all source code, source code engines, source code data files, and manufacturing and design specifications and any portion thereof.
“Straddle Tax Period” has the meaning specified in Section 5.11(b).
“Subsidiary” means with respect to a Person, any corporation, partnership, limited liability company or other entity of which such Person and/or any other Subsidiary of such Person, directly or indirectly, (i) is a general or managing partner or (ii) owns securities or other ownership interests that have by their terms ordinary voting power to elect a majority of the board of directors (or other Persons performing similar functions).
“Target Companies” means, collectively, the Companies and their Subsidiaries, and “Target Company” means any of the Target Companies.
“Tax” or “Taxes” has the meaning specified in Section 2.12(k).
“Termination Date” has the meaning specified in Section 8.1.
“Third-Party Claim” has the meaning specified in Section 9.4(a).
“Third Party Claim Notice” has the meaning specified in Section 9.4(a).
“Third Party Software” has the meaning specified in Section 2.22(i)(i).
“Trade Secrets” means business or technical information of any Person including, but not limited to, customer lists and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.
“Transacted” has the meaning specified in in Section 2.7(b).
“Transfer Taxes” has the meaning specified in Section 5.11(h).
“Treasury Regulations” has the meaning specified in Section 2.12(h)(iii).
“Under common control with” has the meaning specified in Section 10.13.
“WARN Act” has the meaning specified in Section 5.9(b).
“Working Capital” means (x) the aggregate of the current assets of the Target Companies (using the line items identified on Schedule 1.4), minus (y) the aggregate of the current liabilities of the Target Companies (using the line items identified on Schedule 1.4), in each case as of the Closing and determined in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used by the Target Companies in the ordinary course of business prior to Closing.  Working Capital shall not be calculated to include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The Parties hereby agree that no more than $30,000 shall be included as a current asset in Working Capital with respect to assets held by eReinsure (UK) Limited.
“Working Capital Target” means $2,500,000.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
BUYER:
AMWINS HOLDINGS, LLC

By:     /s/ M. Steven DeCarlo
Name: M. Steven DeCarlo
Title: President & CEO

COMPANY:
BLISS AND GLENNON, INC.

By: /s/ Richard S. Kahlbaugh
Name: Richard S. Kahlbaugh
Title: Chairman

COMPANY:
eREINSURE.COM, INC.

By: /s/ Richard S. Kahlbaugh
Name: Richard S. Kahlbaugh
Title: Chairman

FORTEGRA:
FORTEGRA FINANCIAL CORPORATION

By: /s/ Richard S. Kahlbaugh
Name: Richard S. Kahlbaugh
Title: President and CEO

[Signature Page to Stock Purchase Agreement]

SELLER:

LOTS INTERMEDIATE CO.

By: /s/ Richard S. Kahlbaugh
Name: Richard S. Kahlbaugh
Title: President and CEO

[Signature Page to Stock Purchase Agreement]